Exhibit 10.1

Execution Version (2)

Asset Purchase Agreement

This Agreement is dated: June 2, 2017

PARTIES

(1) APAD Octrooi B.V. incorporated and registered in The Netherlands and having its principal place of business at Henri Dunantstraat 1, 5223 GZ Den Bosch, The Netherlands (APAD O);

(2) APAD B.V incorporated and registered in The Netherlands and having its principal place of business at Schansestraat 7, Ijzendijke, Zeeland 4515 RN, The Netherlands (APAD BV and together with APAD O, each a Seller and collectively, the Sellers); and

(3) Milestone Scientific, Inc. incorporated and registered in the State of Delaware and having its principal place of business at 220 S. Orange Ave., Livingston, New Jersey 07039, USA (the Buyer).

BACKGROUND

The Sellers have agreed to sell and transfer, and the Buyer has agreed to buy, the Assets (as defined below) on the terms and conditions set out in this Agreement.

The Sellers have agreed to sell and transfer, and the Buyer has agreed to buy, the Assets on the terms and conditions set out in this Agreement.

AGREED TERMS

1.	DEFINITIONS & INTERPRETATION

1.1	The following definitions shall apply in this Agreement.

Affiliate means, with respect to a party, any corporation, partnership, or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such party. For the purposes of this term, “controlˮ means the direct or indirect ownership of fifty percent (50%) or more of the equity interest or voting interest in or by an entity.

Agreement means this Asset Purchase Agreement and any Schedules and Annexes hereto.

Ancillary Documents means, collectively, each contract and agreement entered into in connection with the transactions contemplated by this Agreement, including, without limitation, the Bill of Sale, Disclosure Letter, Technology Assignment Agreements, Escrow Agreement and the Limited Joinder Agreements (as each term is defined below).

Applicable Laws means all domestic or foreign, federal, national, state, provincial or local statutes, laws (including common laws), constitutions, treaties, directives, rules, regulations, resolutions, codes, ordinances, requirements, judgments, orders, decrees, writs, decisions, injunctions, awards, certifications, permits and licenses of or from any Governmental Authority which has jurisdiction over a party or the businesses, operations or assets of any of the Sellers, including European Union Directives that are appropriate for receipt of Conformité Européene (CE) approval or any other Certification of a Governmental Authority for the Product, as they may be in effect on or prior to the Completion, or relating to or governing a party’s obligations or rights under this Agreement.

Execution Version (2)

Applicant means each Person identified in a Patent included in the Assets as an applicant.

Assets means all of the Intellectual Property Rights, Consents and Certifications and other assets related to or used or exploited or held for use or exploitation in connection with or otherwise associated with the Product (including the Manufacture thereof) or the conduct of the Business, including without limitation, the assets and rights described in Schedule 1.

Business means the Manufacture and sale of the Product.

Business Day means a day other than a Saturday, Sunday or public holiday when banks in Amsterdam and New York City are open for business.

Certification means that the Product has obtained, and is in compliance with the applicable requirements of, all appropriate European Union Directives and other Applicable Laws of Governmental Authorities as they relate to the Product, and CE Marking is entitled to be affixed to or marked on the Product.

Claim means a claim by any Buyer Indemnitee (as defined below) under any of the indemnities in this Agreement or under any Ancillary Document.

Company means any company, partnership, limited liability company, corporation, or other body entity, wherever and however incorporated or established.

Completion means the consummation of the sale and purchase of the Assets in accordance with this Agreement.

Completion Date means the date on which Completion occurs, which shall be two (2) Business Days after the earlier of:

(a) the last of the Conditions being satisfied by the Sellers or waived by the Buyer in accordance with Clause 3; or

(b) if Completion is deferred in accordance with clause 7.3, the date to which Completion is so deferred.

Conditions means the conditions to Completion set out in Clause 3.

Consents and Certifications means all consents, approvals, Certifications, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Authority, and all consents, novations, waivers and approvals of third Persons.

Contract means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, arrangement, instrument, note, option, warranty, purchase order, guaranty, indenture, license, sublicense, insurance policy, sales or purchase order or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

Disclosed means fairly, fully, clearly and accurately disclosed or made available to or accessible to the Buyer (with sufficient details to identify the nature and scope of the matter disclosed and references to the Clauses for which such disclosure is being made) in or under a letter (a Disclosure Letter) from the Sellers to the Buyer with the same date as this Agreement in the agreed form.

Execution Version (2)

Encumbrance means any interest or equity of any person (including any licence, non-assert, covenant-not-to-sue, right to acquire, option or right of pre-emption, right of first refusal or offer) or any mortgage, charge, obligation to pay or remit royalties or other payments, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of the Assets.

Escrow Agreement has the meaning set forth in Clause 5.1(l).

Government Authority means any multi-national organization or body, national, state, commonwealth, municipal, provincial, territorial, county, district, local or foreign government, any instrumentality, subdivision, department, ministry, board, legislative body, court, administrative or regulatory agency, bureau or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, regulatory, taxing, importing or other functions of or pertaining to a government, including authority to Manufacture, advertise, sell or market the Product or mark the Product as conforming to or in compliance with any Applicable Law.

Group means in relation to a company, that company, any direct or indirect subsidiary or any parent company from time to time of that company, and any direct or indirect subsidiary from time to time of a parent company of that company. Each company in a Group is a member of the Group.

Intellectual Property Right(s) means any or all of the following and all rights in, arising out of, or associated therewith:

(A) Patents. All inventions and United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefor, and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures, together with any additional patent applications or issued patents, whether or not claiming priority to any of the foregoing (collectively, Patents);

(B) Trade Secrets. All trade secrets and other rights in know-how and confidential or proprietary information (including ideas, research and development, concepts, inventions, compositions, manufacturing and production and other procedures, processes, systems and techniques, methods, protocols, data in any form (including data bases and compilations, technical data, clinical and other test or trail data), designs, discoveries, drawings, specifications, formulas, algorithms, customer and supplier lists, pricing and cost information, budgets, financial analyses, and business and marketing plans, proposals and methods) throughout the world, including any required or useful for or incident to the development, Manufacture, testing, regulatory approval, modification, maintenance, support, promotion or commercialization of the Product, together with all ancillary rights thereto (collectively, Trade Secrets);

(C) Copyrights. All registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expression, regardless of the availability of copyright protection, including all copyrights, copyright registrations, derivative works and moral rights recognized by law, all applications to register and renewals of any of the foregoing and all other rights in connection therewith, including without limitation all other rights corresponding thereto throughout the world, including the right to file applications for statutory protections in all domestic and foreign jurisdictions throughout the world (Copyrights);

Execution Version (2)

(D) Mask Works. All mask works, mask work registrations and applications therefor, and any equivalent or similar rights (Mask Works) and all intellectual property rights in, arising out of, or associated with, any thereof;

(E) Industrial Design. all industrial designs and any registrations and applications therefor throughout the world including without limitation all CAD and other drawings, engineering schematics (including wire traces), assembly drawings, component and product drawings and assembly and specifications, gerber, fabrication and other drawings and files, specifications, test specifications, bills of materials, manuals and plans, testing requirements, CAD files and schematics and detailed files for the PCB board, and all intellectual property rights in, arising out of, or associated with, any thereof (collectively, Industrial Design, and the documentation thereof, Industrial Design Documentation);

(F) Domain Names. All rights in domain names and applications and registrations therefor (Domain Names);

(G) Trademarks. All registered and unregistered trademarks, trade names, trade dress, logos and other company designations, service marks, certification marks, brand names, trademark and service mark registrations and all registrations and renewals thereof and pending applications therefor and all goodwill appurtenant thereto or symbolized thereby throughout the world (collectively, Trademarks);

(H) Software. All computer programs and software, native, testing, hyperterminal and other, including source code, object code, annotated code, binaries, scripts, tags, connectors, build files, specifications and configuration files, and all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds relating thereto, whether embodied in software, firmware or otherwise (collectively, Software);

(I) Documentation. All documentation (internal and external) related to Manufacture (including Manufacturing Protocols and Industrial Design Documentation), testing, regulatory approval, modification, maintenance, support, promotion or commercialization, enhancing, troubleshooting, monitoring or upgrading the Product, including drafts and submissions and correspondence with respect to regulatory approvals, support tickets, enhancement requests, knowledge-base or wiki content, requirements documents (both already implemented and future), trial and test data, test cases, test plans, test scripts and technical artifacts (collectively, Documentation);

(J) Moral Rights. All rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known or referred to as publicity rights, “moral rights,” “artist’s rights,” “droit moral” or the like (collectively, Moral Rights), to the extent allowed by law, including any right to claim authorship to or to object to any distortion, mutilation, other modification or derogatory action in relation to a copyrightable work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right);

(K)     Related Rights. Any and all other rights, priorities and privileges of any of the Sellers provided under United States, state, foreign or multinational law or any compact, treaty, protocol, convention or organization, now or hereafter in effect, with respect to any of the foregoing elements of Intellectual Property Rights and all embodiments, expressions, derivatives and improvements of any of the foregoing, including rights under the laws for passing of or of unfair competition, together with all income, royalties or payments due or payable in connection therewith as of the date hereof or thereafter, and the right to use, practice, commercialize, exploit, make, have made or use, any or all of the foregoing (collectively, Related Rights);

Execution Version (2)

(L)     Customer Lists. All lists of customers and customer leads (including in each case former customers and Persons which were solicited as prospective customers), sales data, catalogues, presentations, lists of meetings and conferences at which presentations have been made (whether at a booth or otherwise), brochures, literature, articles and advertising and promotional material (in whatever form or media);

(M) Emails. All email addresses that are used in connection with the Business, the Product or the Trademarks (including without limitation all email addresses containing “APAD” and the right to receive mail and other communications addressed to any of the Sellers that pertain to the Business or Product prior to Completion (including mail and communications from customers, suppliers, distributors, agents and others, if any), but excluding any email addresses of any of the Stockholders which are personal and not owned by any other Person or used by any other Person in connection with the Business);

(N) Goodwill. All goodwill associated the Business, the Product or any of the Trademarks and other of the foregoing rights; and

(O) Claims and Actions. All rights, claims, credits, causes of action, rights of recovery and rights of set off of any kind, whether known or unknown, inchoate or otherwise, pertaining to any of the Assets, including any and all rights to sue at law or in equity for any infringement, misappropriation, violation, impairment or other unauthorized use or conduct in derogation of the Seller IP and Related Rights occurring prior to, on or after the date hereof, including the right to receive all proceeds and/or damages therefrom and to settle all such actions and receive all settlement amounts relating thereto.

Inventor means each Person identified in a Patent included in the Assets as an inventor of an invention therein, including those Persons listed on Schedule 1.

Knowledge means, with respect to a specified Person, the actual knowledge of such specified Person; and as to the Sellers, will also include the actual knowledge of any of the Sellers, and the officers and directors of each of the Sellers, together with such knowledge that such Persons as would be acquired by a reasonable Person conducting a reasonable review concerning the subject matter addressed by the applicable representation or warranty.

Limited Joinder Agreements has the meaning set forth in Clause 5.1(r).

Lock-Up Period means the one hundred eighty (180) day period following Completion.

Losses includes all claims, liabilities, obligations, costs, expenses (including reasonable attorneys’ fees and costs of investigation), damages and losses of any nature (including, but not limited to, any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other professional costs and expenses).

Manufacture and Manufacturing shall mean the development, manufacturing, assembly, testing and conducting and performance of all trials necessary for any of the Sellers to advertise, sell and market the Product (including, without limitation, any and all disposable items) in the European Economic Area and other jurisdictions, and maintenance, support, promotion or commercialization and all packaging and labelling, storing and quality control testing of the Product in accordance with Manufacturing Protocols and Applicable Law, including EU Consents and Certifications of or by all European Economic Area and other Governmental Authorities.

Execution Version (2)

Manufacturing Protocols shall mean all process specifications and protocols, requirements, sterility testing, safety and other testing, Product specifications and other similar Manufacturing requirements to be able to manufacture the Product for sale in the European Economic Area and other jurisdictions in compliance with Applicable Law, including CE Marking.

Person means includes a natural person, company, trust, association or corporate or unincorporated body or organization (whether or not having separate legal personality).

Product means devices and apparatus for positioning a hollow needle in an anatomical cavity, which use audio or acoustic feedback to assist in the location of the cavity, including an acoustic puncture assist device (APAD) and the Intellectual Property Rights reflected, embodied or expressed therein, and including any disposable items utilized in connection therewith.

Seller IP has the meaning set forth in Clause 1(c) of Schedule 2.

Shares means shares of common stock of the Buyer.

Stockholders means the stockholders of each of the Sellers.

Transfer has the meaning set forth in Clause 5.8.

Warranties means the warranties, representations and undertakings set out in Clause 8 and Schedule 2.

1.2

A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.3	A reference to writing or written includes fax and email (unless otherwise expressly provided in this Agreement).

1.4	References to a document in agreed form are to that document in the form agreed by the parties.

1.5

Unless otherwise stated in this Agreement, a reference to a statute or statutory provision is a reference to it as it is in force at the date of this Agreement shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.6	A reference to a person as a Stockholder, Inventor or Applicant shall include such Person in all such capacities, as the case may be.

2.	AGREEMENT TO SELL AND PURCHASE

On the terms of this Agreement, and subject to the Conditions having been satisfied or waived in accordance with Clause 3, each of the Sellers shall sell, assign and transfer to the Buyer with full title guarantee and free from any and all Encumbrances, and the Buyer shall purchase with effect from the Completion Date, the Assets.

Execution Version (2)

3.	COMPLETION CONDITIONS

3.1	Completion is subject to and conditional upon:

(a)	legal and beneficial title of all the Assets vesting solely in a Seller, without any Encumbrance, each pursuant to the applicable form of Annex A hereto or as otherwise agreed by the parties;

(b)

the Warranties shall be true and correct in all respects when made, and shall also be true and correct in all respects at Completion with the same force and effect as though such representations and warranties were made at that time;

(c)	each covenant, agreement and obligation required by the terms of this Agreement and/or the Ancillary Documents to be complied with and performed by any of the Sellers at or prior to Completion shall have been duly and properly complied with and performed;

(d)	the Sellers shall have obtained from each Governmental Entity all required Consents, if any, necessary to consummate the transactions contemplated in this Agreement and the Ancillary Documents;

(e)

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated in this Agreement or any Ancillary Document shall be in effect, and there shall be no litigation, proceeding or investigation pending or threatened that seeks to prevent or materially delay the transaction contemplated by this Agreement;

(f)	no action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted since the date hereof, by any Governmental Entity that makes the consummation of the transactions contemplated in this Agreement or any Ancillary Document illegal, or has the effect of materially limiting or restricting the Buyers’ ability to Manufacture the Product and otherwise exploit the Assets following Completion, nor is any proceeding seeking any of the foregoing pending or threatened; and

(g)	there shall be delivered to the Buyer a certificate of the Sellers’ directors executed on the Completion Date and certifying that the conditions set forth in subsections (a) through (f) of this Clause 3.1 have been fulfilled.

3.2

If any of the Conditions are not satisfied in accordance with Clause 3.1 by the Completion Date, or not waived by the Buyer in accordance with Clause 3.4, the Buyer shall be entitled, by notice to a Seller, to proceed as provided in Clause 7.3.

3.3

The Sellers shall use their best endeavours to procure that the Conditions are satisfied as soon as practicable after the signing of this Agreement, and in any event no later than the Completion Date, and shall keep the Buyer informed as to its progress.

3.4	The Buyer may, to such extent as it thinks fit and in its absolute discretion, waive any of the Conditions by notice in writing to a Seller.

Execution Version (2)

4.	PRE-COMPLETION UNDERTAKINGS

4.1	The Sellers undertake to the Buyer that before Completion they shall:

(a)	not dispose of, or agree to dispose of, any Asset nor assume, suffer or incur any liability, obligation or expense (actual or contingent) in respect of any Asset;

(b)	not do, or allow to be done, any act or thing which may adversely affect any goodwill in respect of the Assets;

(c)	not create, permit or suffer, or agree to create, permit or suffer, any Encumbrance over any Asset;

(d)

not grant, modify, agree to terminate or permit the lapse of any Intellectual Property Right in respect of any of the Assets or enter into any agreement relating to any such rights, or fail to renew or extend any Intellectual Property Right expiring or scheduled to lapse within ninety (90) days before or after the Completion Date. Any renewal or extension due and payable after Completion will be at cost of the Buyer. Any renewal or extension due prior Completion will be apportioned between the Sellers and the Buyer based on the number of days before and after the Completion Date for such renewal.

(e)	not engage in any litigation in relation to the Business or any of the Assets.

4.2

The Sellers shall immediately disclose to the Buyer in writing any matter or thing which arises or may arise or become known to it before Completion which has, or is likely to have, a material or adverse effect on a Seller, the Business, the Product or any of the Assets.

5.	COMPLETION AND OTHER OBLIGATIONS

5.1	At Completion, the Sellers shall deliver, or procure delivery, to the Buyer of or make available to the Buyer:

(a)	a duly executed bill of sale and assignment agreement, in the agreed form, relating to the Assets (the Bill of Sale);

(b)

duly executed assignments of Intellectual Property Rights in the agreed form necessary to: (i) vest title in the Assets in the Buyer as provided in this Agreement, and (ii) record the change in ownership with the relevant Governmental Entities, including national and international intellectual property offices, each as documented pursuant to the applicable form of Annex A hereto or as otherwise agreed by the parties;

(c)

each of the officers, directors and equity owners of each of the Sellers, and each of the Inventors and Applicants shall have executed and delivered to the Buyer the applicable Technology Assignment Agreement in the agreed form (each a Technology Assignment Agreement);

(d)

an assignment of any confidentiality undertakings entered into between any of the Sellers and any directors, officers, employers and third parties relating to the Assets and similar rights of or in favour of any of the Sellers under applicable law or otherwise, together with copies of the relevant confidentiality undertakings and copies of any notices or demands served on such prospective third parties for the return or destruction of information or documents;

Execution Version (2)

(e)

physical possession of all the Assets capable of passing by delivery, with the intent that title in such Assets shall pass to the Buyer by and on such delivery; provided, that the failure or inability of the Sellers to make any such delivery or of the Buyer to receive physical possession of any Asset, shall not affect the Buyer’s title thereto, which shall automatically pass upon Completion; and the latest electronic versions of all Assets in electronic form, including all Industrial Design Documentation, Software and other Documentation, in working order (not corrupted) in file formats compatible with current manufacturing techniques as demonstrated by the Viewmate Gerber viewer and the National Instruments Multisim/Ultiboard software version 5.0 or later, UltiCap software version 5 or later, GC-Prevue software version 24.3.8 or later, Ecos software, or Cyswin software version 3.2.1 or later, and which Gerber files are consistent with the related database, it being understood that, with respect to files in the possession of Unitron, the Sellers shall deliver to the Buyer the original files of all files that under Applicable Law can be delivered as originals and true, correct and complete copies of all files that under Applicable Law Unitron is required to retain in original form;

(f)	all documents of title, certificates, deeds, licences, agreements and other documents relating to the Assets or Product, including all Consents and Certifications and Documentation and other materials and media on which the Intellectual Property Rights of or for the Assets are reflected, embodied, expressed or recorded;

(g)	duly executed irrevocable written waivers in the agreed form of all Moral Rights in any works comprised in the Assets (including Copyright) to which any individual is now or may be at any future time entitled under any copyright law in any jurisdiction, including all necessary consents to any action with respect to such Moral Rights by or authorized by the Buyer. The Sellers agrees that they will confirm any such waivers and consents from time-to-time as requested by the Buyer;

(h)	duly executed transfers of all Consents and Certifications in the agreed form;

(i)

original special resolution of the Board of Directors and stockholders of each of the Sellers in the agreed form, authorising and approving the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated thereby, and resolving to change each of the Seller’s name so as to omit the word “APAD” or any confusingly similar word or name, to another name approved in advance in writing by the Buyer, certified by an officer of each of the Sellers to be true and correct, as of the Completion Date and in force and effect, which name change amendments the Buyer shall file or cause to be filed; and a copy of all such documents to be filed to effect such change of name;

(j)	the Disclosure Letter duly executed by the Sellers;

(k)

a written acknowledgement executed as a deed that all Contracts to which any of the Sellers is a party and which affect the Assets, including without limitation, Contracts with Unitron (including any license from a Seller to Unitron), Biosensors International Pte. Ltd. and distributors, have been cancelled;

(l)	an escrow agreement (the Escrow Agreement), duly executed by the Buyer, the Sellers and Delaware Trust Company, as escrow agent (the Escrow Agent), in the form of Annex C hereto;

Execution Version (2)

(m)

the Sellers shall have delivered a good standing certificate or comparable document with respect to the Sellers under local law issued by the appropriate Governmental Authority to the effect that each of the Sellers is a valid and subsisting company (which may include an extract of an official registry) and, to the extent available under local law, evidence of payment of all applicable taxes required to be paid thereby to remain in good standing or qualified to do business in such jurisdiction, as applicable within five (5) business days of the Completion Date;

(n)	there shall have been no material adverse change in the Assets from the date of this Agreement to the Completion Date;

(o)	the Technology Assignment Agreements, duly executed by each of the Stockholders and the Inventors of and Applicants for the Patents;

(p)

A Limited Joinder Agreement, duly executed by each Stockholder, Inventor and Applicant, with respect to Clauses 10 (Indemnities), 11 (Confidentiality and Announcements), 12 (Restrictive Covenants), 13 (Assignment), 14 (Costs), 16 (General Terms), 17 (Rights and Remedies), 18 (Inadequacy of Remedies) and 19 (Governing Law and Jurisdiction), in the form of Annex D hereto (Limited Joinder Agreements);

(q)	a legal opinion from Eagle Rock Legal B.V., counsel to the Sellers, in the agreed form;

(r)	the agreement of Unitron with respect to certain matters, including not to seek to collect any amounts owed to it or an Affiliate by a Seller, to accept 12.5 percent (12.5%) of the Purchase Price; and

(s)	all documents, instruments, certificates or other items required to be delivered at or before Completion shall have been delivered, in form satisfactory to the Buyer.

5.2	The Sellers shall (at their own expense):

(a)

procure that within thirty (30) days after Completion, the name of each of the Sellers shall be changed so as to omit the word “APAD” or any confusingly similar word or name and shall promptly thereafter provide evidence of such filings to the Buyer; Buyer agrees to reimburse Sellers for fifty percent (50%) of their reasonable out-of-pocket costs and expenses incurred by them to make such name changes;

(b)	immediately following the Completion Date, each of the Sellers will discontinue all further use of the Seller IP;

(c)	on the Completion Date, the Sellers will deliver to the Buyer all magnetic, optical, paper and any other media on which the Intellectual Property in the Assets is reflected, embodied or expressed;

(d)

either prior to Completion or as promptly as practicable after the Completion submit the necessary documentation required to assign the Seller IP assigned hereunder, including without limitation filing with the appropriate Governmental Authorities the documents required to document and perfect the transfer to the Buyer the ownership of the Intellectual Property Rights and other Assets to be assigned hereunder;

Execution Version (2)

(e)	give the Buyer such assistance as the Buyer may reasonably require for the adoption by the Buyer, or any person connected with it, of any business name or trade mark including the words “APAD”; and

(f)	as soon as reasonably practicable after Completion, and in any event within fifteen (15) days after Completion, cease in any manner whatsoever to use or display any trade or service marks or names, domain names or logos used in or otherwise associated or connected with the Business or Product, including any which include the word “APAD” or any confusingly similar Trademarks, Domain Names, names or logos or words, and shall remove from any websites of or hosted by any Person with which a Seller is in privity, any references to the Business or Product, and shall delete any hypertext links which connect any such websites to websites which relate to the Business or Product.

5.3

Prior to completion: the Sellers shall promptly notify the Buyer of any claims, demands, actions, complaints and proceedings against any of the Sellers brought by any third party in respect of any of the Assets. The Sellers shall not, without the Buyer’s prior written consent, take any other steps in relation to such claims which might reasonably be expected to damage the commercial interests of the Buyer. If the Buyer considers that it is desirable to take preventative action with a view to avoiding such claims against any of the Sellers, the Sellers shall bear the cost of all such actions.

5.4

In the event the Buyer agrees to close this transaction without the Sellers having first obtained all Consents and Certifications necessary or appropriate to fully conclude, authorize, approve or permit the full and complete sale, conveyance, assignment and transfer of the Assets and to make effective the transactions contemplated by this Agreement the Sellers agree to use its best efforts after the Completion to obtain from any Persons the Consents and Certifications not theretofore obtained.

5.5

The Sellers shall assist the Buyer in every proper way to evidence, record and perfect the assignments and transfers contemplated by this Agreement and to perfect, obtain, maintain, enforce and defend the rights assigned. If the Buyer, in its reasonable discretion at any time after the Completion determines that any assets or rights, whether tangible or intangible, are not explicitly included in the Assets hereunder, or are included but were not transferred to the Buyer pursuant to this Agreement, and are related to or used or exploited or held for use or exploitation in connection or otherwise associated with the Business or the Product, upon notice from the Buyer of such determination, title to such assets or rights shall automatically, immediately and solely vest in the Buyer, effective as of the Completion, and such assets or rights shall be considered Assets hereunder. The Sellers shall promptly deliver such assets or rights to the Buyer and assist the Buyer in every proper way to evidence, record and perfect the assignments thereof. If the Buyer is unable after reasonable effort to secure a Seller’s signature to any document it is entitled under this Clause 5.5 for any reason whatsoever, each of the Sellers hereby irrevocably designates and appoints the Buyer and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on the Seller’s behalf and instead of the Seller, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Seller.

5.6

During the period of six (6) years after Completion (and without prejudice to any of the Warranties), if any information relating to any of the Assets or the Product is not in the possession of the Buyer or readily discoverable by the Buyer, but is in the possession or under the control of or available to a Seller or any member of a Seller’s Group, the Sellers shall, subject to regulatory requirements, immediately on becoming aware of such information, provide such Information to the Buyer.

Execution Version (2)

5.7

The Sellers shall permit and assist the Buyer to consult any of a Seller’s directors, Inventors and Applicants, on reasonable notice and during normal business hours, for the purpose of obtaining knowledge, know-how or any other information possessed by such Person in relation to the Assets or the Product, and the Sellers shall ensure that any such Person shall disclose all such information to the Buyer.

5.8

From and after Completion until the occurrence of the event contemplated by Clause 6.6(f), neither of the Sellers shall (a) offer, encumber or permit to be encumbered, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, by agreement or otherwise, any Purchase Price Shares or any securities the value of which is determined with reference to, or is convertible into or exercisable or exchangeable for, any Purchase Price Shares, or (b) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any Purchase Price Shares or any securities the value of which is determined with reference to, or is convertible into or exercisable or exchangeable for, any Purchase Price Shares. Without limiting the foregoing, the Buyer shall issue to its transfer agent an appropriate “stop transfer” instruction reflecting the foregoing (clauses (a) and (b) collectively, a Transfer).

5.9

At all times following Completion, neither Seller nor any member of a Seller’s Group shall, directly or indirectly, utilize any of the Assets, or any of the Intellectual Property Rights associated therewith, in any manner or for any purpose whatsoever, whether with regard to the Product or otherwise.

5.10

In consideration of the entitlement of each Releasor (as defined below) to the consideration called for by this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), each of the Sellers, on behalf of itself and its Affiliates and, to the extent permitted by Applicable Law, their respective stockholders, directors, officers and managers, and effective upon the acceptance of any distribution or dividend by a Seller or the redemption or repurchase of any shares of a Seller owned by any such stockholder or other payment or distribution to any such stockholder or any employee of or consultant to any of the Sellers (other than basic salary or compensation in customary amounts to such employee or consultant) (collectively, a Distribution), each such Person (for purposes of this Clause 5.10, each a Releasor), each on behalf of himself or itself and on behalf of his or its Affiliates and assigns, hereby knowingly and voluntarily fully and irrevocably releases and forever discharges the Buyer and each of the Buyer’s direct and indirect subsidiaries, parent companies, stockholders and other Affiliates, and each of the present and former stockholders, officers, directors, managers, employees, members, agents, attorneys, insurance carriers and other representatives of any of the foregoing, and all of the respective successors, heirs, assigns, predecessors and affiliated companies of any of the foregoing (all of the foregoing being collectively, Releasees), from any and all claims, demands, complaints, liabilities, causes of action, controversies, damages, charges, agreements, promises, obligations, rights, actions, remedies, suits, injuries, debts, expenses, and claims for attorneys’ fees, whether at law or in equity, of any kind or nature whatsoever, and whether related to or based upon any claim for infringement, misappropriation, violation, impairment or other unauthorized use or conduct in derogation of the rights of a Releasor, or otherwise, whether asserted or unasserted, whether contingent or accrued, whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or not mature (collectively Released Claims), of, by or in favor of such Releasor or any of such Releasor’s Affiliates, or any of the respective successors, heirs, administrators, legal representatives and assigns of such Releasor or any of his or its Affiliates, against any or all of Releasees which such Releasor ever had, now has, or hereafter shall have, for, upon, or by reason of any matter, circumstance, cause or thing whatsoever, from the beginning of time to the Completion; provided, that this Release shall not release any rights or claims that may arise under, or otherwise affect or impair any rights of such Releasor to enforce any provisions of, this Agreement or any other agreement or instrument executed and delivered by such Releasor and the Buyer pursuant to this Agreement, or any rights of a Releasor against another Releasor, including in this respect to amounts payable by any of the Sellers to such Releasor.

Execution Version (2)

Each Releasor promises, covenants and agrees, to the fullest extent permitted by law, never to commence, aid in any way, prosecute or cause to be commenced or prosecuted, any action or other proceeding based upon any of the Released Claims which are released by this Clause 5.10. Each Releasor acknowledges and agrees that, except as expressly limited in this Clause 5.9, this Clause 5.9 releases and precludes any Released Claims of which such Releasor is not now aware and of which such Releasor may only become aware at some later date. Nevertheless, each Releasor fully and freely intends to and does, by executing this Agreement, or accepting a Distribution, release any and all such Released Claims.

5.11

If a Seller, Stockholder, Applicant or any Affiliate of any of the foregoing (each, a Restricted Party), desires to publish or otherwise disseminate any material, article or presentation regarding the Product, any of the Assets or the Manufacture of any of the foregoing, then the Sellers shall (or shall direct any such other Person) to submit all such proposed materials, articles and presentations to the Buyer in advance of the submission of such proposed materials, articles and presentations to a journal, editor or other third party. The Buyer shall have one (1) month after receipt of a full and complete copy of such publication, material, article or presentation to object to the proposed presentation or publication because it includes patentable subject matter, confidential information and/or unpatentable information which in its reasonable judgment should not be disclosed. In the event that the Buyer makes such an objection, the Restricted Parties shall refrain from making such publication or presentation (a) for a minimum of one (1) month after the end of such one (1) month period to allow the filing of patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation, and (b) for as long as required in order to provide the Buyer assurances reasonably satisfactory to the Buyer that such confidential information and/or unpatentable information shall not be disclosed.

6.	PURCHASE PRICE

6.1

The purchase price for the Assets shall be Two Million Two Hundred Thousand Euros (€2,200,000) (the Purchase Price), determined and paid as set forth herein. The Purchase Price shall be payable at Completion by issuance to the Sellers of unregistered Shares which shall be restricted shares under, and not transferable except after the Lock-Up Period in accordance with, Rule 144 under the United States Securities Act of 1933, as amended (the Securities Act), or other exemption (such Shares, the Purchase Price Shares). The number of Purchase Price Shares to be issued to the Sellers shall be allocated between the Sellers, and the percentage of Purchase Price Shares shall be allocated amongst the Stockholders, as set forth in Clause 6.1 of the Disclosure Letter, and be based on (i) the average closing price of a single Share on the NYS MKT, Inc., and (ii) the average Euro to U.S. Dollar conversion rate, each during the 30-day period prior to the Completion Date.

Execution Version (2)

6.2

Upon Completion, the Buyer shall deliver to a Seller a statement (the Statement) setting forth its computation of the number of Purchase Price Shares, together with copies of backup documentation relating to the calculations contained therein and the number of Purchase Price Shares set forth in the statement registered in the name of the Sellers, in accordance with the allocation set forth in Clause 6.1 to the Disclosure Letter. The Sellers shall be entitled to object to such calculation of the number of Purchase Price Shares by written notice thereof delivered to the Buyer within ten (10) days after the Buyer’s delivery of the Statement, which notice shall set forth in detail the basis for such objection and the amount thereof (an Objection Notice). In the event that the Sellers do not timely provide a Objection Notice, or in the event the Sellers and the Buyer resolve their differences as to the number of Purchase Price Shares, such computation by the Buyer of the number of Purchase Price Shares (as the same may be modified by mutual agreement of the Sellers and the Buyer) shall be conclusive and binding on all interested persons. In the event that a Seller timely delivers an Objection Notice and the Buyer and the Sellers do not resolve their differences within thirty (30) days thereafter, at any time thereafter either party shall have the right to demand that solely the item(s) in dispute be submitted for resolution to Samuel Liebgold of Cullari, Carrico, Soojian, Burke, LLC (the Independent Auditor). In connection therewith, (A) each of the Buyer and the Sellers will, within five (5) business days following such submission to the Independent Auditor, furnish to the Independent Auditor a statement of their respective positions and supporting work papers, computations and written arguments, along with any other documents and information relating to the disputed item(s) that the Independent Auditor requests and are available to that party, (B) each of the Buyer and the Sellers shall instruct the Independent Auditor to determine the number of Purchase Price Shares by choosing a number of Purchase Price Shares not in excess of, nor less than, the greatest or lowest value, respectively, of such number submitted to the Independent Auditor by the Buyer and the Sellers hereunder, and to make its determination based solely on the definitions and other applicable provisions of this Agreement, and (C) the Independent Auditor’s determination with regard to the number of Purchase Price Shares, as stated in a notice to the Buyer and the Sellers from the Independent Auditor, will be binding and conclusive on all interested Persons. The Independent Auditor’s fees and expenses in connection with the foregoing shall be paid by such of the Buyer the Sellers whose final submission shall be further from the number of Purchase Price Shares determined by the Independent Auditor. The applicable binding determination of the number of Purchase Price Shares pursuant to this Clause 6.2 shall constitute the number of Purchase Price Shares for all purposes of this Agreement, and in accordance therewith if the number of Purchase Price Shares delivered by the Buyer to the Sellers at Completion shall be less than the number of Purchase Price Shares determined by the Independent Auditor or agreed upon by the parties, the Buyer shall issue Purchase Price Shares to the Sellers to make up such shortfall, or if the number of Purchase Price Shares delivered by the Buyer to the Sellers at Completion shall be greater than the number of Purchase Price Shares determined by the Independent Auditor or agreed upon by the parties, the Sellers shall return (for no additional consideration) the excess number of Shares to the Buyer. Notwithstanding anything contained herein to the contrary, all of the Purchase Price Shares, whether delivered at or after Completion or expiration of the Lock-Up Period, shall be held in escrow pursuant to the Escrow Agreement.

6.3

Subject in all respects to the terms of Clause 6.4 (including the ultimate sentence thereof) and Clause 6.5, upon the termination of the Lock-Up Period, in the event the then-current value of the Purchase Price Shares (based upon (i) the average closing price of a single Share, and (ii) the average Euro to U.S. Dollar conversion rate, each during the 30-day trading period prior to the termination of the Lock-Up Period) is:

6.3.1

(i) less than Two Million Two Hundred Thousand Euros (€2,200,000), then with respect to 16.51% of the Purchase Price Shares (the First Tranche of Shares), an additional number of Shares with a then-current value equal to the amount by which the value of the First Tranche of Shares is less than Three Hundred Sixty-Three Thousand Two Hundred Twenty Euros (€363,220) shall be issued by the Buyer to the Sellers, but in no event shall the then-current value of such additional Shares exceed Ninety Thousand Eight Hundred Five Euros (€90,805) (i.e., 25% of Three Hundred Sixty-Three Thousand Two Hundred Twenty Euros (€363,220)); or (ii) more than Two Million Two Hundred Thousand Euros (€2,200,000), then the Sellers shall return to the Buyer (for no additional consideration) a number of Purchase Price Shares with a then-current value equal to the amount by which the value of the First Tranche of Shares is more than Three Hundred Sixty-Three Thousand Two Hundred Twenty Euros (€363,220), but in no event shall the then-current value equal to of such returned Shares exceed Ninety Thousand Eight Hundred Five Euros (€90,805) (i.e., 25% of Three Hundred Sixty-Three Thousand Two Hundred Twenty Euros (€363,220)); and

Execution Version (2)

6.3.2

(i) less than Two Million Two Hundred Thousand Euros (€2,200,000), then with respect to 18.18% of the Purchase Price Shares (the Second Tranche of Shares), an additional number of Shares with a then-current value equal to the amount by which the value of the Second Tranche of Shares is less than Three Hundred Ninety Nine Thousand Nine Hundred Sixty Euros (€399,960) shall be issued by the Buyer to the Sellers, but in no event shall the value of such additional Shares exceed One Hundred Fifty Nine Thousand Nine Hundred Eighty Four Euros (€159,984) (i.e., 40% of Three Hundred Ninety Nine Thousand Nine Hundred Sixty (€399,960)); or (ii) more than more than Two Million Two Hundred Thousand Euros (€2,200,000), then the Sellers shall return to the Buyer (for no additional consideration) a number of Purchase Price Shares with a then-current value equal to the amount by which the value of the Second Tranche of Shares is more than Three Hundred Ninety Nine Thousand Nine Hundred Sixty Euros (€399,960), but in no event shall the then-current value of such returned Shares exceed One Hundred Fifty Nine Thousand Nine Hundred Eighty Four Euros (€159,984) (i.e., 40% of Three Hundred Ninety Nine Thousand Nine Hundred Sixty Euros (€399,960)).

6.4

Upon the termination of the Lock-Up Period, the Buyer shall deliver to the Sellers a statement (the Second Statement) setting forth its computation, in accordance with Clause 6.3, of (a) the number of additional Shares to be issued by the Buyer to the Sellers or (b) number of Purchase Price Shares to be returned by the Sellers to the Buyer (for no additional consideration), as the case may be (the Share Adjustment), together with copies of backup documentation relating to the calculations contained therein. The Sellers shall be entitled to object to such calculation of the Share Adjustment by written notice thereof delivered to the Buyer within ten (10) days after the Buyer’s delivery of the Second Statement, which notice shall set forth in detail the basis for such objection and the amount thereof (a Second Objection Notice). In the event that the Sellers do not timely provide a Second Objection Notice, or in the event the Sellers and the Buyer resolve their differences as to the Share Adjustment, such computation by the Buyer of the Share Adjustment (as the same may be modified by mutual agreement of the Sellers and the Buyer) shall be conclusive and binding on all interested persons. In the event that the Sellers timely deliver a Second Objection Notice and the Buyer and the Sellers do not resolve their differences within thirty (30) days thereafter, at any time thereafter either party shall have the right to demand that solely the item(s) in dispute be submitted for resolution to the Independent Auditor. In connection therewith, (A) each of the Buyer and the Sellers will, within five (5) business days following such submission to the Independent Auditor, furnish to the Independent Auditor a statement of their respective positions and supporting work papers, computations and written arguments, along with any other documents and information relating to the disputed item(s) that the Independent Auditor requests and are available to that party, (B) each of the Buyer and the Sellers shall instruct the Independent Auditor to determine the Share Adjustment (if any) by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, of such number submitted to the Independent Auditor by the Buyer and the Sellers hereunder, and to make its determination based solely on the definitions and other applicable provisions of this Agreement, and (C) the Independent Auditor’s determination with regard to the Share Adjustment, as stated in a notice to the Buyer and the Sellers from the Independent Auditor, will be binding and conclusive on all interested Persons. The Independent Auditor’s fees and expenses in connection with the foregoing shall be paid by such of the Buyer or the Sellers whose final submission shall be further from the Share Adjustment determined by the Independent Auditor. The applicable binding determination of the Share Adjustment pursuant to this Clause 6.4 shall constitute the determination of the Share Adjustment for all purposes of this Agreement, and in accordance therewith the Buyer shall issue the appropriate number of Shares to the Sellers, or the Sellers shall return (for no additional consideration) the appropriate number of Purchase Price Shares to the Buyer, as the case may be, in accordance with the terms of Clause 6.3. The termination of the Lock-Up Period and the consummation of the transactions contemplated by this Clause 6.4 is referred to as the Adjustment Date.

Execution Version (2)

6.5

Notwithstanding anything to the contrary contained herein, in no event shall the number of Shares issued to the Sellers pursuant to this Clause 6 exceed twenty percent (20%) of the aggregate number of issued and outstanding Shares as of the date of this Agreement. For purposes of clarity, other than as set forth in Clause 6.2 or clause 6.3.1 or 6.3.2, no other adjustment whatsoever shall be made with respect to the number of Purchase Price Shares.

6.6	(a) As security for the due and punctual payment of the obligations of the Sellers and Stockholders under Clause 10.2, the Sellers shall deliver or cause to be delivered to the Escrow Agent all of the Purchase Price Shares (as adjusted pursuant to the Share Adjustment) to be held and disbursed in accordance with the Escrow Agreement.

(b)     With regard to any Purchase Price Shares which have not been released to the Buyer in accordance with Clause 6.6, the Sellers may exercise all stockholder, corporate and other voting rights with respect to such Shares and shall be entitled to receive any and all cash dividends (other than a liquidating dividend) paid with respect thereto.

(c)     With regard to any Purchase Price Shares which have been released to the Buyer in accordance with Clause 6.6, the Buyer may cancel such Shares.

(d)     Any new, additional or different securities that may now or hereafter become distributable with respect to, as applicable, the Purchase Price Shares held in escrow by reason of (i) any stock dividend, stock split or reclassification of the capital stock of the Buyer or (ii) any merger, consolidation or other reorganization affecting the capital structure of the Buyer, and any special or liquidating distribution in cash or other property, in each case shall, upon receipt by a Seller, be promptly delivered to and deposited with the Escrow Agent as part of such Purchase Price Shares and such securities and/or cash or other property shall be held by the Escrow Agent on the same basis as Purchase Price Shares.

(e)     (i)     The Purchase Price Shares held in escrow shall be released from escrow and distributed to Octrooi as follows:

(A) promptly after the Adjustment Date, (1) 50% of the Purchase Price Shares and/or other assets held in escrow pursuant to the Escrow Agreement (the Escrow Amount), minus (2) the amount, if any, subtracted by or paid to the Buyer from the Escrow Amount pursuant to Clause 6.2 or Clause 6.4, minus (3) the amount of all Indemnified Losses that have been paid or reimbursed from the Escrow Amount pursuant to Clause 10 as of such date, minus (4) any amounts described in Clause 6.6(e)(ii) below.

(B) at the expiration of twelve (12) full months after the Completion Date, the balance of the Escrow Amount, minus any amounts described in Clause 6.6(e)(ii) below.

(ii)     If on the expiration of either such periods (the expiration of each such period being a Release Date) any Claim has been asserted and remains pending in respect of which the Buyer has asserted against the Sellers any Claim(s) for indemnification pursuant to Clause 10, the Buyer and the Sellers shall mutually determine the aggregate amount of such Claim(s) and a reasonable amount to cover potential costs, expenses or damages to be incurred by the Buyer Imdemnitees likely to be payable by the Sellers and, until the resolution of such Claim(s) by having been dismissed with prejudice to refiling, fully and finally adjudicated or settled, and/or such breaches have been cured or compensated, as applicable, there shall be reserved, held back and not released from such escrow such number of Shares or other property in respect of such Claim(s) with an aggregate value of such mutually determined aggregate amount for any then unresolved claims or if no amount shall have been mutually determined, the amount claimed by the Buyer; provided that such restrictions shall not affect a Seller’s ability to participate in any sale, merger, consolidation, or other business combination approved by the Board of Directors of the Buyer. For purposes of this Clause 6.6(e), Shares shall be valued at their average closing price of a single Share on the NYS MKT Inc., and the average Euro to U.S. Dollar conversion rate, each during the 30-day period prior to the applicable Release Date, and other publicly traded securities shall be valued at the average closing price of the applicable securities on the principal exchange or market on which securities shall be traded during the 30-day period ended the day immediately prior to the applicable Release Date.

Execution Version (2)

(f)     After the Adjustment Date and the disbursement contemplated by Clause 6.6(e)(i)(A), the Sellers shall be entitled to cause the Escrow Agent to sell any or all of the Purchase Price Shares held in escrow pursuant to the Escrow Agreement, in accordance with applicable law, subject to the escrow required by Clause 6.6(e).

6.7

Upon the election of the Buyer, the number of Purchase Price Shares to be issued by the Buyer under Clause 6 shall be reduced by the amount of any payment to be made to the Buyer in respect of Clause 10.

6.8

It is understood that under no circumstances any Purchase Price Shares or assets shall be released by the Escrow Agent to the Buyer or a Seller without the written approval of the Sellers or a final arbitral award.

6.9

All sums payable, or consideration given, under this Agreement are exclusive of VAT or other sales tax, it being understood that any and all liabilities and obligations in respect of VAT and all other sales taxes shall be the sole responsibility of the Sellers.

7.	COMPLETION, TERMINATION

7.1	Subject to the Sellers satisfying, or the Buyer waiving, the Conditions:

(a)	Completion shall take place on the Completion Date, either remotely or at the offices of the Buyer (or at any other place or time as may be agreed in writing by the parties); and

(b)

the Buyer shall pay the Purchase Price against delivery of the documents, instruments and assets to then be delivered to the Buyer under this Agreement, in accordance with, and subject to the terms and conditions of, Clause 6.

The target Completion Date is July 10, 2017.

7.2	At Completion, the Sellers shall comply with its obligations set out in Clause 5.1.

7.3

If a Seller does not comply with any of its undertakings or obligations in Clause 4.1 or 5.1 in any respect, or it becomes apparent that a Warranty has been breached, is untrue or misleading, or that a Seller has breached any other term of this Agreement (including, without limitation, any of a Seller’s obligations and undertakings in Clauses 4 or 5), the Buyer may, at its sole and absolute discretion, without prejudice to any other rights or remedies it has (including the right to claim damages for breach of this Agreement):

(a)	so far as is practicable, proceed to Completion;

(b)	defer Completion to a Business Day that is no more than thirty (30) days after the date on which Completion would otherwise have taken place; and/or

Execution Version (2)

(c)

terminate this Agreement by giving notice in writing to the Sellers (and if so terminated, (i) this Agreement shall terminate and cease to have effect save for Clauses 3.2, 10, 11, 14 - 19 and this Clause 7.3 and any rights, remedies and obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement or any Ancillary Document which existed before the date of termination and (ii) in the event that, in contemplation of Completion, any Assets were transferred by a Seller to the Buyer, then the Buyer shall promptly return such Assets to the applicable Seller(s)).

7.4	Following Completion, the Sellers shall comply with their obligations set forth herein.

7.5	(a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Completion:

(i)      By the mutual written consent of the Buyer and a Seller;

(ii)     By the Buyer in accordance with Clause 7.5(c); provided, however, that in the case of any breach of any covenant hereunder, the Buyer may terminate this Agreement only if either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. Netherlands time on the date that is 10 days following receipt by a Seller of written notice of such breach or (y) 5:00 p.m. Netherlands time on the date immediately preceding the date set forth in Clause 7.5(vi);

(iii)     By the Sellers in the event of any breach or violation in any respect by the Buyer of any representation, warranty, covenant or agreement contained herein; provided, however, that in the case of any breach of any covenant hereunder, the Sellers may terminate this Agreement only if either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to the first to occur of (x) 5:00 p.m. New York time on the date that is 10 days following receipt by the Buyer of written notice of such breach or (y) 5:00 p.m. New York time on the date immediately preceding the date set forth in Clause 7.5(vi);

(iv)     By the Buyer or the Sellers if any court of competent jurisdiction in the United States or other Governmental Authority will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the consummation of any material transaction contemplated herein;

(v)     By the Buyer if any material adverse effect on the Assets has occurred or is reasonably likely to occur (regardless of whether or not such effects, events, changes, occurrences, facts, prospects, circumstances or developments are inconsistent with the representations and warranties of a Seller contained herein);

(vi)     by the Buyer or the Sellers, on or after 5:00 p.m. New York time on June 30, 2017, if any condition to the Completion has not then been satisfied or waived, unless such date is extended by the written agreement of the Buyer and the Sellers; provided that the right to terminate this Agreement shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before such termination date.

Execution Version (2)

(b)     Any party to this Agreement desiring to terminate this Agreement pursuant to Clause 7.5(a) will give written notice of such termination to the other parties to this Agreement, setting forth therein the basis for such termination.

(c)     If this Agreement is terminated pursuant to Clause 7.5(a), this Agreement shall become void and of no further force and effect, except for the provisions of this Clause 7.5(c) and for Clauses 3.2, 7.3, 10, 11, 14 - 19 and any rights, remedies and obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement or any Ancillary Document which existed before the date of termination, and all further obligations of the parties under this Agreement will be terminated without further liability of any party to the other; provided, that nothing herein will relieve any party from liability for its breach of this Agreement prior to such termination.

8.	WARRANTIES

8.1	The Sellers acknowledge that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties set out in this Clause 8 and in Schedule 2.

8.2	The Each of the Sellers warrant and represent to the Buyer that each Warranty is true, accurate and not misleading on the date of this Agreement and up to and including the Completion Date.

8.3	Neither of the Sellers shall do anything after the date of this Agreement which would:

(a)	be inconsistent with any term of this Agreement, including (without limitation) any of the Warranties; or

(b)	breach any Warranty; or

(c)	cause any Warranty to be inaccurate, untrue or misleading.

8.4

If at any time after the date of this Agreement a Seller becomes aware that a Warranty has been breached, is inaccurate, untrue or is misleading, or has a reasonable expectation that any of those things might occur, it shall immediately:

(a)	notify the Buyer in writing of the relevant occurrence in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, prevent or remedy the notified occurrence.

8.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

8.6

Except for the matters Disclosed, no information of which the Buyer, its agents or its advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

Execution Version (2)

9.	CERTAIN LIABILITIES

9.1

Nothing in this Agreement shall pass to the Buyer, or shall be construed as acceptance by the Buyer of, any liability, debt or other obligation whatsoever of a Seller (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before the Completion Date in connection with the Assets, and the Sellers shall perform any obligation falling due for performance or which should have been performed before the Completion Date, including (without limitation) payment of any renewal or maintenance fees in respect of the Assets or recording of any changes of ownership or name in respect of the Assets.

9.2

The Sellers agree with the Buyer that they will pay, satisfy and discharge all debts, liabilities and obligations relating in any way to the Assets which are not expressly assumed by the Buyer under this Agreement. If the Buyer becomes aware that a Seller has failed to discharge any such debts, liabilities or obligations, it may give notice of that fact to a Seller. If the Sellers do not provide evidence that the debt, liability or obligation in question is disputed on reasonable grounds in a form reasonably satisfactory to the Buyer, the Buyer may satisfy such debt, liability or obligation on the Sellers’ behalf and shall be entitled to immediate reimbursement from the Sellers of the amount paid by the Buyer.

9.3	Nothing in this Clause 9 applies to exclude or limit the liability of the Sellers:

(a)	to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Sellers, its agents or advisers; or

(b)	in respect of a breach of any of the Warranties.

10.	INDEMNITIES

10.1     Indemnification by the Buyer. On the terms and subject to the conditions set forth herein, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their subsidiaries, officers, directors, employees, agents, representatives and stockholders and each of their respective successors and assigns (collectively, the Seller Indemnitees), from and against any and all Losses imposed upon or incurred or suffered by any of the Seller Indemnitees as a result of or arising from any of the following:

(a) any breach or nonfulfillment of any of the covenants or agreements made by the Buyer in this Agreement or in any of the Ancillary Documents; or

(b) any liability, debt or other obligation arising out of the Assets from and after Completion expressly assumed by the Buyer; or

(c) enforcing any of the obligations under this Clause 10.1.

10.2     Indemnification by the Sellers. On the terms and subject to the conditions set forth herein, the Sellers and each of the Stockholders, jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyer and its subsidiaries, officers, directors, employees, agents, representatives and stockholders and each of their respective successors and assigns (collectively, the Buyer Indemnitees) against any and all Losses, imposed upon or incurred or suffered by the Buyer Indemnitees as a result of or arising from any of the following:

Execution Version (2)

(a) any inaccuracy in or breach of any of the Warranties;

(b) any breach or nonfulfillment of any of the covenants or agreements made by a Seller or any of the Stockholders in this Agreement or in any of the Ancillary Documents;

(c) any liability, debt or other obligation whatsoever of a Seller or any of the Stockholders (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done in connection with, or otherwise arising out of, the Assets before Completion;

(d) any liability, debt or other obligation arising out of any asset or property which are not included in the Assets, whether prior to or following completion;

(e) any liability of a Seller imposed or attempted to be imposed upon any of the Buyer Indemnitees as a transferee of any of the Assets;

(f) any and all taxes (A) of a Seller for any period or (B) arising from the ownership of the Assets or the operation of the Business or sale of a Product prior to the Completion;

(g) any claim by creditors of a Seller against the Buyer Indemnitees arising out of or based upon the failure of a party hereto to notify creditors or take other actions to comply with Applicable Law relating to bulk sales, bulk transfer laws or liquidations or dissolutions;

(h) any claim by any current or former employee of a Seller against a Buyer Indemnitee arising out of or based upon the Buyer being assumed to be the employer of such employee or otherwise liable or responsible for any obligations of a Seller towards such employee or the failure of the Buyer to offer such person employment, including without limitation any claims for salary, wages, employee benefits, vacation pay, termination pay, severance pay, compensation in lieu of notice of termination or damages of any kind; or

(i) enforcing any of the obligations under this Clause 10.2.

10.3     Limitations and Other Provisions.

(a)     No Buyer Indemnitee shall be entitled to assert any claim pursuant to Clause 10.2(a) after, and the Warranties described therein shall terminate on, the twelve (12) month anniversary of the Completion Date, unless the Buyer Indemnitee asserting such claim shall notify a Seller in writing of such claim on or prior to such twelve (12) month anniversary.

(b)     For the avoidance of doubt and notwithstanding anything to the contrary contained herein, claims based on fraud, intentional misrepresentation or willful misconduct shall survive without limitation.

(c)     Except with regard to claims based on fraud, intentional misrepresentation or willful misconduct, the Purchase Price Shares or proceeds thereof held by the Escrow Agent shall be the sole source of recovery for entitlements to indemnification of the Buyer Indemnitees under Clause 10.2(a); it being understood that the Sellers together with the Stockholders shall have no liability/personal liability beyond the Escrow Amount held by the Escrow Agent, other than with respect to, claims based on fraud, intentional misrepresentation or willful misconduct.

(d)     Notwithstanding anything to the contrary contained herein, each Stockholder hereby agrees and acknowledges that a Seller shall be entitled to take such actions on behalf of the Stockholder as the Seller may deem appropriate with respect to this Clause 10, including, without limitation, with respect to the settlement and/or defense of any claims for indemnification.

Execution Version (2)

(e) The Sellers and Stockholders shall not be required to make any indemnification payment pursuant to Clause 10.2(a) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, exceeds €33,000 (the “Basket Amount”) in the aggregate. If the total amount of such Losses exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Losses (subject to the other limitations of this Section 10.3), and not merely the portion of such Losses exceeding the Basket Amount. The limitations set forth in this Clause 10.3(e) shall not apply (and shall not limit the indemnification or other obligations of any Stockholder): (i) in the event of intentional misrepresentation, willful misconduct or fraud (whether on the part of such Stockholder, any other Stockholder or any Seller); (ii) to the matters referred to in Clauses 10.2(d) through Clause 10.2(h); or (iii) to the matters referred to in Clause 10.2(i) (to the extent related to any of the matters referred to in clauses “(i)” or “(ii)” of this sentence).

(f)     Notwithstanding anything to the contrary contained herein, none of the Sellers nor Stockholders shall have any liability under Clause 10.2(a) for any inaccuracy in or breach of any of the Warranties to the extent that Buyer, prior to Completion, had Knowledge of such inaccuracy or breach.

10.4     Claims for Indemnification; Disputes.

(a)     If any action or proceeding is commenced by a third party against a party entitled to indemnification under this Clause 10 (an Indemnitee) in respect of which the Indemnitee proposes to hold the Sellers and the Stockholders, or the Buyer, as the case may be (the Indemnitor), liable under the provisions of this Clause 10 (a Covered Proceeding), the Indemnitee shall give the Indemnitor prompt written notice of such Covered Proceeding (a Claim Notice) and copies of all pleadings filed relating thereto within thirty (30) days after the Indemnitee’s receipt thereof.

(b)     The Indemnitor shall be entitled, within ten (10) Business Days of its receipt of a Claim Notice, in its discretion, to elect to assume the defense of a Covered Proceeding asserted by a third-party against the Indemnitee with counsel of its own choosing, but reasonably satisfactory to the Indemnitee.

(c)     Notwithstanding the foregoing provisions of this Clause 10.4, if the Covered Proceeding does not seek only monetary damages, or seeks any injunction or other equitable relief or specific performance against any Indemnitee or any Intellectual Property Rights, or relates to or arises in connection with any regulatory or criminal proceeding, action, indictment, allegation or investigation (each, a Special Claim), then the Indemnitee shall be entitled to assume the defense of any such Special Claims and/or elect not to defend and/or contest, and shall be entitled to settle and discharge, any such Special Claim and any related claims for Losses in a commercially reasonable manner, with the Indemnitor being liable in respect thereof.

(d)     Notwithstanding anything to the contrary contained in this Clause 10:

(i)     If the Indemnitee fails to give the Indemnitor timely notice of a Covered Proceeding or otherwise defaults in its obligations under this Clause 10.4, the sole remedy of the Indemnitor for such default shall be to offset against the indemnification liability otherwise payable by the Indemnitor to the Indemnitee the amount of damages actually suffered by the Indemnitor as a result of such default.

Execution Version (2)

(ii)     In the event the Indemnitor elects (and is entitled as provided herein) to defend a Covered Proceeding, the Indemnitee shall be entitled to participate in the defense thereof with its own separate counsel and receive copies of all pleadings and other papers in connection therewith. In such event, the fees and expenses of such Indemnitee’s counsel shall be borne by the Indemnitee, unless the Indemnitee reasonably determines that it may have one (1) or more defenses available to it which are different from or in addition to those available to the Indemnitor. In such event, the Indemnitor shall not have the right to control the defense thereof.

(iii)     In the case of a Special Claim, in event the Indemnitee elects to defend such Special Claim, the Indemnitor shall be entitled to participate in the defense thereof with its own separate counsel and receive copies of all pleadings and other papers in connection therewith. In such event, the fees and expenses of such Indemnitor’s counsel shall be borne by the Indemnitor.

(iv)     If the Indemnitor does not (or is not entitled to) elect to contest or defend a Covered Proceeding, or after so electing does not actively contest and defend the same in good faith and in conformity with the requirements of this Clause 10.4, the Indemnitee shall be entitled to contest, defend and/or settle such Covered Proceeding on such terms and with such counsel as the Indemnitee reasonably deems appropriate, and the costs and expenses thereof shall be recoverable by the Indemnitee from the Indemnitor.

(v)     If the Indemnitor is otherwise entitled to control the settlement of a Covered Proceeding (subject to the requirements and limitations of this Clause 10.4), the Indemnitor will be entitled to control such settlement only if (x) the terms of such settlement require no more than the payment of money (i.e., such settlement does not require the Indemnitee to admit any wrong doing or take or refrain from taking any action), (y) the full amount of such monetary settlement is paid by the Indemnitor, and (z) the Indemnitee receives as part of such settlement a legally binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to the Indemnitee.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1	The Sellers, Stockholders, Inventors and Applicants, jointly and severally, undertake to the Buyer that it or he shall:

(a)	keep confidential the terms of this Agreement; and

(b)

keep confidential (except as expressly allowed in Clauses 11.3 and 11.4) and not use, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement, all Confidential Information in its possession or known to it or him concerning the Assets or the Product.

For purposes of this Agreement, Confidential Information shall mean all information, regardless of its form or format, about the Business or the Product that is not readily accessible to the public and not a matter of common knowledge in the business trade or industry of the Sellers and that is disclosed to or learned or created by a Seller or Stockholder as a direct or indirect consequence of or through such Person's employment with, or ownership interest in, or other relationship with, a Seller, its parents, subsidiaries or affiliates, including information related to Trade Secrets and other information reflected, embodied or expressed in or derived from any Industrial Design, Software, Mask Works and other Intellectual Property Rights; finances, business methods, plans, operations, services, products and processes (whether existing or contemplated) of a Seller, or any of its executives, clients, agents or suppliers, and information relating to sales plans; sales records; sales literature; customer lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; cost information; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; regulatory and other legal matters; financial statements; financing methods; and financial projections.

Execution Version (2)

11.2

Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Completion, of any information relating to the Assets.

11.3	Notwithstanding any other provision of this Agreement, the Sellers shall not be obliged to keep confidential or to restrict its use of any information that:

(a)

is or becomes generally available to the public (other than as a result of its disclosure by a Seller, a Stockholder or any person to whom it or he has disclosed the information in accordance with Clause 11.4(a) in breach of this Agreement); or

(b)

was, is, or becomes available to a Seller or a Stockholder on a non-confidential basis from a person who is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the Sellers or Stockholder and where such person has not received the information as a direct or indirect result of a breach of any confidentiality obligations in this Clause 11.

11.4	The Sellers may disclose any information that it is otherwise required to keep confidential under this Clause 11:

(a)

to those of its employees, officers, consultants, representatives or advisers who need to know such information to enable them to advise on this Agreement, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this Clause 11 as if they were that party. The party making a disclosure under this Clause 11.4(a) shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause; or

(b)	with the prior consent in writing of the Buyer; or

(c)

to the extent that the disclosure is required: (i) by the laws of any jurisdiction to which that Seller is subject; or (ii) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any securities exchange of competent jurisdiction; or (iii) to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any securities exchange of competent jurisdiction; or (iv) to protect the Seller’s interest in any legal proceedings, provided that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Clause, it takes into account the reasonable requests of the other party in relation to the content of such disclosure.

Execution Version (2)

11.5

Each party shall supply the other party with such information about itself, its Group or this Agreement as the other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which the other party is subject.

11.6

Subject to Clauses 11.7 and 11.8, no party shall make, or permit any person to make, any public announcement, communication or circular (an announcement) concerning this Agreement without the prior written consent of the Buyer and a Seller, such consent not to be unreasonably withheld, delayed or conditioned.

11.7

Nothing in this Clause 11 shall prevent the Buyer or a Seller from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction; provided that such of the Buyer or a Seller as shall be required to make the announcement consults with the other such party or parties and takes into account the reasonable requests of the other such party or parties in relation to the content of such announcement before it is made.

11.8	The Buyer may at any time after Completion announce its acquisition of the Assets to any employees, clients, customers or suppliers of its business or any other member of its Group.

12.	RESTRICTIVE COVENANTS

12.1  Consideration.      Each Stockholder, Inventor and Applicant hereby confirms that he has a significant relationship of trust with or is a stockholder of a Seller and that he will derive significant benefits from consummation of the transactions contemplated by this Agreement and the Ancillary Documents. Each Seller, Stockholder, Inventor and Applicant acknowledges that the Buyer would not enter into this Agreement or any Ancillary Document, consummate the transactions contemplated hereby or thereby or pay the consideration contemplated in this Limited Joinder Agreement without the undertakings and agreements of each Seller, Stockholder, Inventor and Applicant set forth herein or in an Ancillary Document. The Buyer acknowledges that neither a Seller nor any Stockholder, Inventor or Applicant would enter into this Agreement, any Ancillary Document or consummate the transactions contemplated hereby or thereby without the undertakings and agreements of the Buyer set forth herein. In consideration of the mutual promises made herein and in the Ancillary Documents, entitlement to their share of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Seller, Stockholder, Inventor, Applicant and the Buyer agree to the provisions in this Clause 12.

12.2	Noncompetition.
(a)

In order to protect the value of the Assets acquired by the Buyer pursuant to this Agreement, including, without limitation, goodwill, and the legitimate business interests being acquired by the Buyer, including Trade Secrets and information and valuable confidential business information reflected, embodied or expressed in or by Industrial Design Documentation, each Seller, Stockholder, Inventor and Applicant covenants and agrees that, during the period from the Completion through the applicable period specified below (the Restricted Period), each Seller, Stockholder, Inventor and Applicant will not, as principal, agent, executive, employee, consultant, volunteer or otherwise, become involved or otherwise engage, directly or indirectly, in a Competing Business anywhere in the Restricted Area (as defined in subparts (b) and (c) below), or, without the prior consent of the Buyer, directly or indirectly, advise, own an interest in (including any interest the value of which is determined with reference to equity), manage, operate, join, control, lend money or render financial, technical or other assistance to or participate in or be connected with, as an officer, executive, employee, partner, stockholder, member, agent, consultant, advisor or other similar capacity, any Competing Business; provided, however, that mere ownership of securities having no more than one percent of the outstanding voting power of any Competing Business listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Agreement so long as such Person has no other connection or relationship with such Competing Business that is prohibited hereby. The Restricted Period shall be as follows: for each Seller, five (5) years; for each Inventor or Applicant, three (3) years; and for each Stockholder, two (2) years.

Execution Version (2)

(b)

As used herein, Competing Business means the business of developing, manufacturing, assembling, testing or conducting or performing or analysing tests or trials for the Certification of, or of advertising, selling or marketing or otherwise commercializing, one or more devices or apparatus for positioning a hollow needle in an anatomical cavity, which uses audio or acoustic feedback to assist in the location of the cavity, including an acoustic puncture assist device.

(c)

The parties acknowledge that the market for the Product is intended to include the European Economic Area, the United States and the other parts of the world, and that, in each such market, products within any region of a market compete with products from all other regions. The parties further acknowledge that the Assets for the Product being acquired pursuant to this Agreement are to be marketed on a worldwide basis, subject to regulatory approval. Accordingly, the parties agree that the term Restricted Area shall mean each and every market throughout the world.

(d)

Each Seller, Stockholder, Inventor and Applicant acknowledges that the covenants included herein are reasonable in their scope and the issue of reasonableness will not be raised as a defense in any proceeding to enforce such Person's agreements in this Clause 12. Each Stockholder further acknowledges that the restrictions set forth in this Clause 12 will not adversely affect such Stockholder’s ability to make a living substantially as is the current situation. If, notwithstanding the foregoing, a covenant, term or condition of this Clause 12 is deemed by any court to be unreasonably broad, invalid, unenforceable or void in any respect, such decision shall not have the effect of invalidating or voiding the remainder of this Clause 12 or this Agreement, it being the intent and agreement of the parties that such covenant, term or condition shall be modified or reformed as necessary in order to render such covenant, term or condition valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is valid, legal and enforceable and that achieves the same objective and enforcing such provision accordingly.

(e)

If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) included or deemed included in any of the preceding paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Clause 12 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

12.3 Nonsolicitation. During the period from the Completion through five (5) years thereafter (the Non-Solicitation Period), each Seller, Stockholder, Inventor and Applicant shall not:

(a)

solicit, encourage, or take any other action which is intended to induce any then-existing employee, contractor or consultant of the Buyer (or any of its subsidiaries) to terminate his, her or its employment or relationship with the Buyer (or any of its subsidiaries); provided that any general solicitation or advertisement through wide-circulation media or by a recruitment firm located in the same commuting area as the Buyer and not directed at such employees, contractors or consultants of the Buyer or its subsidiaries would not constitute a violation of this Clause 12;

Execution Version (2)

(b)

interfere in any manner with the contractual or employment relationship between the Buyer (or any of its other subsidiaries) and any employee, contractor, customer or supplier of the Buyer (or any of its other subsidiaries) if, as it relates to a contractor, customer or supplier, by doing so the contractor, customer or supplier may reduce the business it is then doing with the Buyer or its subsidiaries; or

(c)

for the purpose of conducting or engaging in a Competing Business, directly or indirectly on behalf of a Seller or on behalf of any other Person (whether as employee, agent, partner, shareholder, investor, director, consultant, or in any other capacity) contact, solicit any business from or attempt to sell any goods, products, or services to any customer or client of the Buyer or its subsidiaries if by doing so the customer or client may reduce the business it is then doing with Buyer or its subsidiaries.

12.4     Consultation and Understanding. Each Stockholder, Inventor and Applicant represents and agrees that (i) he, she or it has been encouraged to consult with an attorney of his, her or its choice, prior to signing the Limited Joinder Agreement, concerning his, her or its obligations under this Clause 12, (ii) he, she or it has thoroughly discussed all aspects of this Clause 12 and his, her or its rights and obligations with his, her or its own attorney or other advisor of his, her or its choice to the full extent he, she or it wanted to do so before signing the Limited Joinder Agreement, (iii) he, she or it has carefully read and fully understands this Agreement and the obligations under this Clause 12, and (iv) he, she or it is voluntarily signing, the Limited Joinder Agreement.

12.5     No Duress. Each Stockholder, Inventor and Applicant acknowledges that in entering this Agreement or any Ancillary Document he, she or it has done so freely and voluntarily and with knowledge of all the material facts, and not as a result of any duress, concealment, fraud or undue influence.

13.	ASSIGNMENT

13.1

Subject to Clause 13.2, neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement or any other document referred to in it.

13.2	The Buyer may assign or transfer its rights (but not its obligations) under this Agreement to:

(a)	another member of its Group; or

(b)	any person to whom the Assets are sold or transferred by the Buyer following Completion.

13.3	If there is an assignment or transfer of the Buyer’s rights in accordance with Clause 13.2:

(a)	the Sellers may discharge their obligations under this Agreement to the Buyer until it receives notice of the assignment; and

(b)	the assignee may enforce this Agreement as if it were named in this Agreement as the Buyer, but the Buyer shall remain liable for any obligations under this Agreement.

Execution Version (2)

14.	COSTS

14.1

Except as expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents referred to in it).

14.2

Without prejudice to any other right or remedy the Buyer may have, the Sellers, jointly and severally, shall indemnify the Buyer against all costs and expenses suffered or incurred by the Buyer in investigating the Assets and in negotiating, preparing, executing, rescinding or terminating this Agreement (and any of the documents referred to in it) if:

(a)	the Agreement terminates in accordance with Clause 3.2 because any of the Conditions have not been satisfied or waived; or

(b)	the Buyer terminates this Agreement in accordance with Clause 7.3(c) or 7.5.

15.	NOTICES

15.1	A notice given to a party under or in connection with this Agreement:

(a)	shall be in writing and in English (or be accompanied by an accurate translation into English);

(b)

shall be sent to the relevant party for the attention of the contact and to the address or fax number or email specified in Clause 15.2, or such other address, fax number, email or person as that party may notify to the other in accordance with the provisions of this Clause 15;

(c)	shall be: (i) delivered by hand; or (ii) sent by fax; or (iii) sent by email; or (iv) sent recorded delivery or special delivery; and

(d)	unless proven otherwise is deemed received as set out in Clause 15.5.

15.2	The addresses and fax numbers for service of notices are:

SELLER (APAD O)	SELLER (APAD BV)	BUYER
Address: APAD Octrooi B.V. Henri Dunantstraat 1 5223 GZ Den Bosch The Netherlands For the Attention Of: Timo Lechner	APAD B.V. Schansestraat 7 Ijzendijke, Zeeland 4515 RN The Netherlands For the attention of: Floris de Raadt	Address: Milestone Scientific, Inc. 220 South Orange Avenue Livingston, NJ 07039 For the Attention Of: Joseph D'Agostino

Email:  T.Lechner@jbz.nl

With a copy, which shall not constitute notice hereunder, to:

Eagle Rock Legal B.V.

P.C. Hooftlaan 1

2332 AX Leiden

The Netherlands

For the Attention Of:

Email: dg@erocklegal.com

Email:  Floris@equip.nl

With a copy, which shall not constitute notice hereunder, to:

Eagle Rock Legal B.V.

P.C. Hooftlaan 1

2332 AX Leiden

The Netherlands

For the Attention Of: Dic Geuens

Email: dg@erocklegal.com

Email: jdagostino@milestonescientific.com

With a copy, which shall not constitute notice hereunder, to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

For the Attention Of: Martin Siegel, Esq.

Fax number: 212-754-0330

Email: msiegel@golenbock.com

Execution Version (2)

15.3

A party may change its details for service of notices as specified in Clause 15.2 by giving notice to the other party. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of the date (if any) specified in the notice as the effective date for the change, or five (5) Business Days after deemed receipt of the notice of change.

15.4	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b)	if sent by fax or email, at the time of transmission; or

(c)	if sent by recorded delivery or special delivery to an address, at 9.00 am on the second Business Day after posting.

If deemed receipt under the previous paragraphs of this Clause 15 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

15.5	To prove service, it is sufficient to prove that:

(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

(b)

if sent by fax or email, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number or, in the case of email, an error message is not received; or

(c)	if sent by post, the envelope containing the notice was properly addressed, paid for and posted.

15.6	This Clause 15 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

Execution Version (2)

16.	GENERAL TERMS

16.1

  Further Assurance: The Sellers shall (at their own expense) promptly execute and deliver such documents and perform such acts as the Buyer may require from time to time for the purpose of giving full effect to this Agreement, including (without limitation) the transfer of the Assets.

16.2

Entire Agreement: This Agreement (together with the documents expressly referred to in it) constitute the entire agreement between the parties in relation to the purchase of the Assets and supersede any previous agreement between the parties in respect of the same.

16.3	No variation: No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.4

Waivers: A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default. A failure or delay by any person to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

16.5

Severance: If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

16.6	Third party rights: A person who is not a party to this Agreement shall not have any rights to enforce any term of this Agreement.

16.7

Successors: This Agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

Execution Version (2)

16.8

Counterparts: This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by fax or email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter. No counterpart shall be effective until each party has executed at least one counterpart.

16.9	Language: If this Agreement is translated into any language other than English, the English language version shall prevail.

16.10

Headings: Titles appearing at the beginning of any Articles, Clause, subclause or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Clause, subclause or other subdivisions, and shall be disregarded in construing the language contained therein.

17.	RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

18.	INADEQUACY OF DAMAGES

Each Stockholder, Inventor and Applicant acknowledges that the goodwill associated with his relationship with a Seller and, with respect to the Stockholders, direct or indirect ownership of a Seller prior to the Completion is an integral component of the value of the business and assets acquired by the Buyer and is reflected in the consideration to be received by the Sellers, and ultimately by the Stockholders, Inventors and Applicants in the transactions contemplated by this Agreement. Each Seller, Stockholder, Inventor and Applicant acknowledges that the terms of this Agreement as set forth herein are necessary to preserve the value of the Assets acquired from the Sellers for the Buyer following the Completion. Each of the Buyer, on the one hand, and the Sellers, Stockholders, Inventors and Applicants on the other hand, agrees that the other will be irreparably injured if the provisions of this Agreement are not specifically enforced against such party. If any party commits, or in the reasonable belief of the other such party, threatens to commit a breach of any of the provisions of this Agreement, the other such party and each of its subsidiaries and affiliates shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, and/or (without duplicating damages award) an accounting for any benefit or gain by the other such party in connection with any such breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the other such party and its subsidiaries and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and each party hereby consents to the issuance of such injunction.

19.	GOVERNING LAW AND JURISDICTION

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of The Netherlands, without regard to its conflict of laws principles.

Execution Version (2)

The Buyer and the Sellers agree to use their reasonable commercial efforts to settle amicably any disputes, differences or controversies arising among the parties out of or in connection with this Agreement or any Ancillary Document. However, any such disputers, differences or controversies, other than those to be determined by the Independent Auditor, if not so settled within ninety (90) days after the occurrence thereof, shall be finally settled by arbitration in London, England, under the Rules of Arbitration of the International Chamber of Commerce, in the English language, by a single arbitrator appointed in accordance with such Rules, at the request of the Buyer or a Seller; provided, however, that nothing contained herein shall prevent the party or parties hereinafter indicated from pursuing any and all of their rights and remedies in the courts of competent jurisdiction, without submitting the same to arbitration or consenting to the arbitration thereof, as follows:

(a)

the Buyer, in the event of a default or alleged or threatened default by a Seller, Stockholder, Inventor and Applicant in the payment of its obligations under Clause 10 or 14.2 or any of the provisions of Clause 11 or 12; and

(b)	either the Buyer or a Seller, in the event of the occurrence or alleged occurrence of an event of termination under Clause 7.3(c) or 7.5.

Except as may be required by Applicable Law, neither a party nor an arbitrator may disclose the content, proceedings conducted, or results of any arbitration hereunder without the prior written consent of the Buyer and a Seller. Any award in an arbitration initiated under this clause shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of their costs and fees. Costs and fees mean all reasonable pre-award expenses of the arbitration, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys' fees. The award of the arbitrator shall be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator’s compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above. The written determination by the arbitrator of the dispute, difference or controversy shall be final and binding upon the parties. Judgment on the award of the arbitrators may be entered in any court having jurisdiction. The parties to the dispute, difference or controversy shall be allowed to seek temporary injunctive relief from any court of competent jurisdiction at any time during this dispute resolution process if the party reasonably believes that it may be irreparably harmed.

Each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any action, suit or proceeding in a State or Federal court located in New York, New York, or The Netherlands or London, England, as applicable, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding. Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

This Agreement has been entered into on the date stated at the beginning of it.

Execution Version (2)

SCHEDULE 1: THE ASSETS

The Assets include:

A.	The following Patents:

(i)

Patent family PCT/NL/2002/000405 entitled “Device and Method for Locating an Anatomical Cavity in a Body” and all invention rights, rights to claim priority, regional and national patent applications deriving from the PCT application as listed below, all patents granted in respect of such applications, and all rights of action in respect of the same.

Jurisdiction	Patent application no.	Filing date	Priority date	Registration no.	Registration date

United States	10/481,527	20-Jun-02	20-Jun-01	7,922,689	12-Apr-11

Australia	2002309349	20-Jun-02	20-Jun-01	2002309349	5-Jul-07

Brazil	PI0210600-0	20-Jun-02	20-Jun-01	PI0210600-0	5-Apr-16

Canada	2,450,569	20-Jun-02	20-Jun-01	2,450,569	9-Aug-11

China	02812357.3	20-Jun-02	20-Jun-01	ZL02812357.3	11-Oct-06

Hungary	P 04 00176	20-Jun-02	20-Jun-01	229 825	29-Jul-14

Israel	159366	20-Jun-02	20-Jun-01	159366	14-Jul-08

Indonesia	W-00200400114	20-Jun-02	20-Jun-01	ID 0 020 747	17-Mar-08

India	00107/CHENP/2004	20-Jun-02	20-Jun-01	204414	21-Feb-07

Japan	2003-506596	20-Jun-02	20-Jun-01	4738732	13-May-11

Korea	2003-7016568	20-Jun-02	20-Jun-01	10-0910783	29-Jul-09

Norway	20035628	20-Jun-02	20-Jun-01

New Zealand	530667	20-Jun-02	20-Jun-01	530667	7-Jun-07

Poland	P-367769	20-Jun-02	20-Jun-01	205959	30-Jun-10

Russia	2004102042	20-Jun-02	20-Jun-01	2297188	20-Apr-07

South Africa	2003/9374	20-Jun-02	20-Jun-01	2003/9374	23-Feb-05

Singapore	200307369-9	20-Jun-02	20-Jun-01	101257	31-Mar-06

Mexico	PA/A/2003/011780	20-Jun-02	20-Jun-01	249935	5-Oct-07

Austria	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Execution Version (2)

Belgium	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Cyprus	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Germany	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Denmark	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Spain	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Finland	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

France	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

United Kingdom	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Greece	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Ireland	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Italy	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Luxembourg	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Monaco	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

The Netherlands	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Portugal	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Switzerland	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Turkey	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Sweden	02736297.9	20-Jun-02	20-Jun-01	1397078	30-Aug-06

Execution Version (2)

(ii)

Patent family PCT/NL/2010/00061 entitled “Unit, Assembly, Device and Method for Testing a Sensor Means Provided in a Medical Localisation Device” and all invention rights, rights to claim priority, regional and national patent applications deriving from the PCT application, all patents granted in respect of such applications as listed below, and all rights of action in respect of the same.

Jurisdiction	Patent application no.	Filing date	Priority date	Registration no.	Registration date
United States	13/260,984	1-Apr-10	2-Apr-09	9,603,537	28-Mar-17
United States	15/468,169	24-Mar-17	2-Apr-09
Germany	10714973.4	1-Apr-10	2-Apr-09	2413790	16-Jan-13
France	10714973.4	1-Apr-10	2-Apr-09	2413790	16-Jan-13
United Kingdom	10714973.4	1-Apr-10	2-Apr-09	2413790	16-Jan-13
Netherlands	10714973.4	1-Apr-10	2-Apr-09	2413790	16-Jan-13

(iii)

Patent family PCT/NL2009/000261 entitled “Device for Locating a Structure Inside a Body” and all invention rights, rights to claim priority, regional and national patent applications deriving from the PCT application, all patents granted in respect of such applications, and all rights of action in respect of the same.

Jurisdiction	Patent application no.	Filing date	Priority date	Registration no.	Registration date
United States	13/139,816	17-Dec-09	18-Dec-08	ABANDONED
Netherlands	2002343	18-Dec-08	18-Dec-08	DEEMED WITHDRAWN

Execution Version (2)

(iv)

Patent family PCT/NL2016/050427 entitled “Infusion Pump Unit” and all invention rights, rights to claim priority, regional and national patent applications deriving from the PCT application, all patents granted in respect of such applications, and all rights of action in respect of the same.

Jurisdiction	Patent application no.	Filing date	Priority date	Registration no.	Registration date
Netherlands	2014978	17-Jun-15	17-Jun-15	2014978	23-Jan-17
PCT	PCT/NL2016/050427	15-Jun-16	17-Jun-15

(v)	All other patent rights relating to the Product, or to similar inventions and materials disclosed in the aforementioned patent families.

B.     The following Trademarks:

(i)	The word mark “APAD”, including the Benelux registered trade mark having application number 1005911, and all unregistered rights in respect thereof.

Jurisdiction	Application no.	Filing date	Priority date	Registration no.	Registration date
Benelux	1005911	21-Jun-02	21-Jun-02	0715654	21-Jun-02

(ii)	The word mark “APAD”, including the Benelux registered trade mark numbers 1005911 and 0715654, and all unregistered rights in respect thereof.

C.	The following Copyrights: APAD instruction movie

D.	The following Domain Names:

APAD.com

APAD.nl

epiduraal.nl

acousticepidural.com

spinaal.nl

pijnlozebevalling.nl

depijnlozebevalling.nl

deveiligeruggenprik.nl

veiligeruggenprik.nl

ruggenprikmetgeluid.nl

epiduralpuncture.com

safe-epidural.com

Execution Version (2)

E.	The following Industrial Design Documentation:
See Schedule 3 of this Agreement

F.	The following Contracts:
	1.	Raamovereenkomst voor exclusieve toeleverantie APAD B.V./ Unitron Group B.V. dated October 10, 2007
2.	Quality & Regulatory Agreement for Contract development and production APAD B.V./ Unitron Group B.V. dated July 1 2009
3.	Interface Contract OEM—Manufacturer and OEM-Distributor APAD B.V./ Biosensors International Pte Ltd. dated September 29, 2009
4.	Licentieovereenkomst APAD Octrooi B.V./ APAD B.V. dated October 10, 2007
5.	Exclusive Distribution Agreement APAD B.V./ Sedeer Medical dated February 4, 2015
6.	Exclusive Distribution Agreement APAD B.V./ Balmeco Group Ou dated February 27, 2014
7.	Exclusive Distribution Agreement APAD B.V./ ESMAT dated January 26, 2012
8.	Gezamenlijke Verklaring APAD B.V./ QRS International B.V. dated April 6, 201?
9.	Exclusive Distribution Agreement APAD B.V./ Middle East Medical Group, dated April 24, 2013
10.	Exclusive Distribution Agreement APAD B.V./ NanoSpek dated March 1, 2012
11.	Confidentiality Agreement Shareholders (APAD Octrooi B.V.)/ Amphar B.V. dated October 4, 2012
12.	Confidentiality Agreement Shareholders (APAD Octrooi B.V.)/ WCS Healthcare Ltd. dated March 25, 2013
13.	Confidentiality Agreement Shareholders (APAD Octrooi B.V.)/ Verathon Medical Ltd. dated December21, 2012
14.	Confidential Disclosure Agreement APAD B.V./ Nuokang Bio-Pharmaceutical Inc. dated October 25, 2012
	15.	Confidentiality Agreement APAD B.V./ Kimberly-Clark Corporation dated September 1, 2014

G.

Consents and Certifications, including CE Certification for the Product as follows:

AC/DC Power Adapter:

Technical File Chapter "Device description", Item 10 Datasheet: Adapter PSU, MENB1020_DS.pdf and chapter "Design validation" item 13 and 14 : EMC certificate and report conform 60601-1-2:2007 (3th Edition)

Epidural Locator:

Jurisdiction	Issuer	Name of Certificate	Certificate Number	Initial Date	Expiration Date
	DEKRA Certification B.V.	Production Quality Assurance	0344	14 November 2008	1 November 2017
	DEKRA Certification B.V.	ADENDUM CE Marking of Conformity – Medical Devices		14 November 2008

Electromagnetic Compatibility

H. All parts and components (including, without limitation, spare parts) which are used in the Business and/or in the manufacture, repair or servicing of any Products.

Execution Version (2)

SCHEDULE 2: WARRANTIES

The Sellers, jointly and severally, represent and warrant to the Buyer as follows:

1.	INFORMATION SUPPLIED

a.

All information contained in this Agreement, all matters Disclosed or contained in the Disclosure Letter, and all other information relating to the Assets or the Product given by or on behalf of any of the Sellers (or its agents or advisers) to the Buyer (or its agents or advisers) was, when given, and is now, true, accurate and complete in every respect and is not misleading.

b.	The documents Disclosed to the Buyer are true, accurate and complete copies of the originals.

c.

Schedule 1 sets forth complete and accurate particulars of all (i) Intellectual Property Rights that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including (A) issued and reissued Patents and applications for Patents, (B) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks, (C) Copyright registrations and applications to register Copyrights, (D) Mask Work registrations and applications to register Mask Works, (E) Domain Name registrations; and (F) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority (collectively, Registered IP), (ii) other Intellectual Property Rights, and (iii) Consents and Certifications, in each case related to or used or exploited or held for use or exploitation in connection with or otherwise associated with any of the Assets (collectively, the Registered IP and other Intellectual Property Rights and Consents and Certifications, Seller IP). All such Seller IP is used exclusively in connection with the Business. Schedule 1 specifies, with respect to such Registered IP and Consents and Certifications, to the extent applicable, the title, application number, filing date, priority date, registration number, registration or issue date, jurisdiction of filing, and any deadlines with respect to such filings due within ninety (90) days after the date hereof, and lists all Registered IP or Consents and Certifications have lapsed, expired or been cancelled, abandoned, opposed or the subject of a re-examination request.

d.	Schedule 3 sets forth complete and accurate particulars of all Consents and Certifications, including accepted applications for the same.

2.	CAPACITY & EFFECT

a.

Each of the Sellers has all requisite power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this Agreement, the Ancillary Documents and all other agreements and documents entered into, or to be entered into, pursuant to the terms of this Agreement.

b.

This Agreement and all Ancillary Documents to which it is a party constitute (or shall when executed constitute) valid, legal and binding obligations on the Sellers enforceable in accordance with their respective terms.

Execution Version (2)

c.

Neither of the Sellers require the consent, approval or authority of any other person to enter into or perform its obligations under this Agreement or any Ancillary Document. Neither of the Seller’s entry into and performance of this Agreement or any Ancillary Document will not constitute any breach of or default under its articles of association or any other agreement or instrument or order, judgement, decree or other restriction binding on it, and neither of the Sellers is engaged in any litigation or arbitration proceedings which might have an effect on its capacity or ability to perform its obligations under this Agreement or any Ancillary Document and no such legal or arbitration proceedings have been threatened against it.

d.

The execution and delivery of this Agreement and each of the Ancillary Documents and the fulfilment and performance of and compliance with the terms of this Agreement and each other of the Ancillary Documents do not and will not conflict with, violate or result in a breach of any law, undertaking to, or judgment, order, injunction or decree of any court.

e.	None of the Sellers has any current or former employees or employment contracts.

3.	TITLE TO THE ASSETS

a.

The Sellers are (or at Completion will be) the sole legal and beneficial owner of (or applicant for) the Assets and the Seller IP, free from all Encumbrances and any other rights exercisable by third parties. Neither of the Sellers has agreed to create any Encumbrances over any of the Assets. There have been and currently are no outstanding options, licenses, agreements, claims, Encumbrances (other than non-exclusive licenses to use the Products entered into in the ordinary course of business) or shared ownership of interests of any kind relating to any Seller IP owned or purported to be owned by a Seller. Neither of the Sellers has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was Seller IP, to any other Person.

b.

The Assets comprise all of the Intellectual Property Rights and Consents and Certifications that are used or useful for, or held for use in connection with, or necessary for the Manufacture of the Product by the Sellers. Except as disclosed in Clause 3 (b) of the Disclosure Letter, all necessary fees, including all registration, maintenance, issuance and renewal fees, in connection with the Registered IP and Consents and Certifications have been paid and are not in any grace, surcharge or extension period, and all necessary documents and certificates in connection with the Registered IP have been filed with the relevant Patent, Copyright, Trademark or other Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered IP and Consents and Certifications. No Intellectual Property Rights are licensed by any of the Sellers in connection with the Business or the Manufacturing of the Product. No Intellectual Property Rights other than the Seller IP are required in order to carry on the Business or Manufacture the Product by the Sellers. Upon Completion, the Buyer will be able to Manufacture the Product solely by utilizing the Assets, assuming the presence of knowledge of electronic manufacturing and assembly of electronic medical devices with the Buyer.

c.	All of the Assets are in the possession and control of the Sellers, except for the Assets located at Unitron, as set forth in Clause 3(c) of the Disclosure Letter.

d.

All documents which in any way affect the right, title or interest of a Seller in or to any of the Assets or the Intellectual Property Rights therein, and which attract stamp duty, have been duly stamped within the requisite period for stamping.

Execution Version (2)

e.

Clause 3(e) of the Disclosure Letter lists all licenses, sublicenses, assignments, transfers and other Contracts pursuant to which a Seller has granted any exclusive or non-exclusive rights, interests or authority to any person or entity with respect to any Seller IP (collectively, Outbound Licenses). The Sellers have provided the Buyer with true and complete copies of all such Outbound Licenses and the forms of all licenses utilized by a Seller to license Seller IP to third parties. All such Outbound Licenses, to each Seller’s Knowledge, are valid, binding and enforceable between the Sellers and the other parties thereto, and the Sellers and such other parties are in full compliance with the terms and conditions of such Contracts.

f.

With the exception of “shrink wrap,” “click through” or similar generally available commercial end user licenses, all Intellectual Property Rights used or held for use in the Business as presently conducted, were created solely by either (i) employees of a Seller acting within the scope of their employment who have validly, irrevocably and exclusively assigned to a Seller all of their rights, including all Intellectual Property Rights therein, or (ii) third parties who, or whose assignees or other successors in interest, have, validly, irrevocably and exclusively assigned in writing such Intellectual Property Rights therein, to a Seller sufficient for the conduct of the Business as currently conducted.

g.

None of the execution, delivery and performance of this Agreement, the performance by a Seller of its obligations hereunder, or the consummation of the transactions contemplated in this Agreement, including the assignment of any Contracts to which a Seller is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Seller IP, (ii) the granting to any third party of any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, a Seller (including any Intellectual Property Rights purported to be assigned hereunder) pursuant to any agreement to which a Seller is a party or by which it is bound, (iii) the Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its respective businesses, including on the operation or scope of the Business by the Buyer following the Completion, (iv) any restriction on the ability of the Buyer to share information relating to its ongoing business or operations, (v) the Buyer being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by the Sellers prior to the Completion Date pursuant to agreements to which a Seller is a party or by which it is bound and disclosed pursuant to this Agreement; (vi) a material breach of or default under any instrument, license or other Contract governing any Intellectual Property Rights owned by or licensed to a Seller; (vii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property Rights owned by or licensed to a Seller; or (viii) the material impairment of any right of a Seller before the Completion Date or the Buyer after the Completion to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Intellectual Property Rights owned by or licensed to a Seller or portion thereof except software subject to inbound “shrink wrap”, “click through” or similar software licenses with customary restrictions on the use thereof.

h.

Without limiting the generality of the foregoing, each Seller has taken commercially reasonable actions to obtain title to all Seller IP and to maintain and protect all items of Seller IP, including having (1) entered into binding, written agreements with every current and former employee of each Seller and with every current and former independent contractor, who contributed to the creation or development of Seller IP, whereby such employees and independent contractors have irrevocably assigned to the Seller all ownership interests and rights they may have in, and have acknowledged the Seller’s exclusive ownership of, the Seller IP, (2) obtained binding, written invention and patent assignments for each item of Registered IP (and recorded each such assignment with the relevant governmental entity to the extent necessary or required), sufficient to transfer all right, title and interest in and to such Seller IP to a Seller, (3) entered into binding, written confidentiality or non-disclosure agreements with any third parties or employees to whom it discloses confidential information, trade secrets or other such Information, relating to the Assets or the Product, (4) implemented reasonable controls on access to the Seller’s confidential information, trade secrets and other information relating to the Assets or the Product and (5) in a timely manner made all filings and all payments of all maintenance and similar fees for any Registered IP.

Execution Version (2)

i.

To each Seller’s Knowledge, no employees, officers, contractors, agents or consultants are in violation of any such proprietary right or assignment agreement. No such employee, officer, contractor, agent or consultant included a list of prior inventions that relate in any way to the Business or the Product, claimed or retained any property interest in development related in any way to the Business or otherwise modified such agreement. No current or former director, manager, member, officer, employee, consultant, agent or contractor of a Seller will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Intellectual Property Rights used or owned by a Seller. Neither Seller has ever had any employee.

j.

Section G of Schedule 1 describes each of the Consents and Certifications of the Business pertaining to the Product. Such Consents and Certifications are valid, subsisting, enforceable and in full force and effect, and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting, enforceable or in full force and effect in particular all application and renewal fees and other steps required for the submission, maintenance and protection of such rights have been paid on time or taken.

k.

Except as set forth in Clause 3(k) of the Disclosure Letter, the Consents and Certifications issued to each of the Sellers and included in the Assets comprise all of the Consents and Certifications that are necessary to place the Product on the market in the European Economic Area, United States or other jurisdiction, or if not all that are necessary therefor in any jurisdiction. The Sellers owns all Intellectual Property Rights necessary for the Product to receive CE Certification and the other such Consents and Certifications, and neither Seller has any reason to believe that CE Certification and the other such Consents and Certifications will not be obtained as aforesaid without the need of a license or any additional development or modification for compliance for the advertising, sale and marketing of the Product in the European Economic Area except as set forth in the immediately preceding sentence. Other than CE Certification, no other Consent and Certification is required for the advertising, sale and marketing of the Product in the European Economic Area.

l.

Except as set forth in Clause 3(b) of the Disclosure Letter, there are no actions that must be taken by the Buyer within 90 days of the Completion Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of maintaining, preserving or renewing any Registered IP or Consent and Certification.

m.	Each Seller is in full compliance with all legal requirements applicable to Seller IP and such Seller’s ownership and use thereof.

n.

The Sellers have taken commercially reasonable steps to protect its rights in confidential information and Trade Secrets of the Sellers and in any other confidential information and Trade Secrets provided by any other Person to a Seller. Neither of the Sellers has provided any confidential information related to the Seller IP to a third party except to a third party that has a legitimate business reason for accessing any confidential information or Trade Secrets and then only pursuant to non-disclosure or other confidentiality agreements in a form intended to protect the Intellectual Property Rights embodied in such confidential information or Trade Secrets. Except as disclosed in the Disclosure Letter, neither Seller is under any contractual or other obligation to disclose to any third party any Seller IP.

Execution Version (2)

4.	STATUS OF THE ASSETS

a.

The Seller IP is valid, subsisting and enforceable, and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. To each Seller’s Knowledge, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of Registered IP or such other Intellectual Property Rights invalid or unenforceable, or that would adversely affect any pending application for any Registered IP. Neither Seller has misrepresented, or failed to disclose, nor does a Seller have any Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Registered IP. At the Completion, all Seller IP will be transferred to the Buyer to be held by the Buyer without restriction not otherwise applicable to a Seller prior to the Completion and without payment of any kind to any third party not otherwise payable by a Seller prior to the Completion. In particular:

(i)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(ii)	all confidential information (including know-how and trade secrets) owned or used in connection with the Product has been kept confidential and has not been disclosed to any third party;

(iii)

no Trademark or Domain Name identical or similar to the word “APAD” has been registered or is being used by any person in the same or a similar business to that of a Seller in any jurisdiction for the purpose of, or are being used in relation to, an acoustic penetration assisted device; and

(iv)

there are and have been no claims, demands, inquiries, audits, investigations, challenges, disputes, written communications, or proceedings, instituted, settled, or to a Seller’s Knowledge, threatened in relation to the ownership, enforceability, effectiveness or validity or use of such rights, including but not limited to any interference, opposition, reissue or other proceeding.

(v)	The Seller IP does not in any way overlap or share any Intellectual Property with any Intellectual Property that will be retained or used by a Seller after Completion.

Execution Version (2)

b.

There has been no infringement, violation, or interference or misappropriation by any third party of any Seller IP, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to any Seller IP, the Assets or the Product, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

c.	The activities involved in the development or commercialisation of the Assets and the Product:

(i)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(ii)	have not, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(iii)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

d.	To each Seller’s Knowledge, none of the Assets nor the Product infringe the Intellectual Property Rights of any third party.

e.

Other than any (i) outbound licenses in the form of the Standard Customer Contract and (ii) inbound “shrink wrap,” “click through” and similar generally available commercial end user licenses for products and services that are not software incorporated into the Company Products, Clause 4(e) of the Disclosure Letter lists all Contracts to which a Seller is a party with respect to any Intellectual Property Rights. All of the Contracts set forth in Clause 4(n) of the Disclosure Letter are in full force and effect and are sufficient to cover the Business as currently conducted. Neither Seller is in material breach of, nor failed to perform under in any material respect, any of the foregoing Contracts and, to each Seller’s Knowledge, no other party to any such Contract is in material breach thereof or has failed to perform thereunder in any material respect. None of the foregoing Contracts requires the consent of or payment to any Person in connection with the transactions contemplated in this Agreement. Each Seller has sufficient licenses for each seat, installation and user for any software covered by an inbound “shrink wrap,” “click through” or similar generally available commercial end user license.

f.

Without limiting the generality of any other representations or warranties contained in this Agreement, the Assets do not contain and neither Seller is in possession of, in any electronic or hard copy form, any technology or other confidential or proprietary information or property owned by, licensed from or provided by Unitron Group B.V. or, to the Knowledge of a Seller, any of its predecessors, successors, assigns, parent companies, subsidiaries, and affiliated organizations, or, to the Knowledge of a Seller (without any actual or constructive inquiry or investigation), any past and present officers, directors, partners, shareholders, agents, representatives, servants and employees of any of the foregoing (collectively, Unitron and any such technology or other confidential or proprietary information or property originating from Unitron is referred to as Unitron Technology). Neither Seller has breached any Contract between it, on the one hand, and Unitron, on the other hand. No Unitron Technology is required to Manufacture or sell the Product.

Execution Version (2)

g.

No Public Software (as defined below) is used in connection with the Business or the Product, including without limitation for the development, licensing, sales, use or support of the Assets or the Product. For purposes of the previous sentence, Public Software means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, other than software that has been clearly and conspicuously released into the public domain by its copyright holders, and (ii) any software that requires as a condition of its use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge, other than a nominal fee or copying charge. Public Software includes software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (regardless of software license version): (r) GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero General Public License, (s) the Artistic License (e.g., PERL), (t) the Mozilla Public License, (u) the Netscape Public License, (v) the Sun Community Source License (SCSL), (w) the Sun Industry Standards License (SISL), (x) the BSD License, (y) the Apache License or (z) any other license that meets the “Open Source Definition” (www.opensource.org/osd.html) and/or “Free Software Definition” (www.gnu.org/philosophy/free-sw.html).

h.

No Software owned by a Seller (Owned Software) contains any “backdoors,” drop dead device, time bombs, Trojan horses, viruses or worms (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing any of the following functions: (1) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

i.

The Product complies with all applicable warranties and other contractual commitments related to the use, functionality or performance of the Product, and the Product performs in accordance with the Documentation. The Sellers have made available to the Buyer a complete and accurate list of all known warranty claims, bugs, defects and errors in the Product during the three (3) year period prior to the Completion.

j.

No Owned Software is subject to any Contract with any third party pursuant to which a Seller has deposited, or could be required to deposit, into escrow, such Owned Software or pursuant to which access to the source code of such Owned Software is or could be granted to a third party. There has been no unauthorized disclosure of any of a Seller’s proprietary source code.

k.

None of the officers, directors, employees or stockholders of a Seller, nor, to the Knowledge of any of the Sellers, any immediate family member of an officer, director, employee or stockholder of a Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that owns or licenses any Intellectual Property Rights that are functionally similar to any of the Assets, Manufactures a device or apparatus for positioning a needle in an anatomical cavity or which uses acoustic feedback to assist in placement, or which otherwise competes with, or does business with, or has any contractual arrangement with, a Seller in connection with the Business or Product. None of said officers, directors, employees, stockholders or any member of their immediate families, is a party to, or to the Knowledge of any of the Sellers, otherwise directly or indirectly interested in, any Contract to which a Seller is a party or by which a Seller or any of its assets or properties may be bound or affected (in each case, that relates to the Business or Product), except for normal compensation for services as an officer, director or employee thereof. To the Knowledge of any of the Sellers, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Rights) that is used or exploited as held for use or exploitation in connection with or otherwise associated with the Business or Product or will be included in the Assets, which will not be assigned to APAD O prior to the Completion and included in the Assets.

Execution Version (2)

5.	DISPUTES

a.

Neither a Seller, nor any person for whose acts or omissions it may be vicariously liable, is engaged in or subject to any litigation, administrative, mediation or arbitration proceedings in relation to the Assets or any of them.

b.

No such proceedings, investigation or inquiry as are mentioned in Paragraph 5(a) have been threatened or are pending by or against a Seller or against any such person and there are no facts or circumstances likely to give rise to any such proceedings.

c.

There are no existing or pending judgments or rulings against a Seller which affect or may affect the Assets. Neither Seller has given any undertakings arising from legal proceedings to a court, governmental agency or regulator or third party which could affect the Assets.

d.	Details of all material claims, complaints or returns relating to the Assets that have occurred during the six (6) years preceding the date of this Agreement have been Disclosed.

6.	INSOLVENCY

a.	Neither Seller is insolvent or unable to pay its debts or has not stopped paying its debts as they fall due.

b.	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(i)	the ability of the creditors of a Seller to take any action to enforce their debts is suspended, restricted or prevented; or

(ii)

some or all of the creditors of a Seller accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of a Seller; or

(iii)	a person is appointed to manage the affairs, business and assets of a Seller on behalf of their creditors; or

(iv)	the holder of a charge over any of the assets of a Seller is appointed to control the business and/or any assets of a Seller.

Execution Version (2)

c.	In relation to each Seller:

(i)	no administrator has been appointed;

(ii)	no documents have been filed with the court for the appointment of an administrator; and

(iii)	no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder.

d.	No process has been initiated which could lead to a Seller being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

e.

No distress, attachment, execution, expropriation, sequestration or other analogous legal process has been levied, enforced or sued out on, and no creditor or encumbrancer has taken control of, any goods or assets of a Seller.

7.	UNITED STATES SECURITIES LAWS

a.

Investment purpose. The Sellers are acquiring the Shares hereunder for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Sellers acknowledge that a legend will be placed on the certificates representing the Shares in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

b.	Accredited investor. Each Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.

c.

Reliance on Exemptions. Each Seller understands that Shares are being offered to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying in part upon the truth and accuracy of, and each Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire Shares.

d.	Information. Each Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and other information such Seller deemed material to making an informed investment decision regarding its acquisition of Shares, which have been requested by such Seller. Each Seller acknowledges that it has received and reviewed a copy of any and all information regarding the Buyer which it has requested from the Buyer. Each Seller and its advisors have been afforded the opportunity to ask questions of the Buyer and its management. Each Seller understands that its acquisition of Shares involves a high degree of risk. Each Seller is in a position regarding the Buyer, which, based upon economic bargaining power, enabled and enables such Seller to obtain information from the Buyer in order to evaluate the merits and risks of this acquisition. Each Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed acquisition decision with respect to its acquisition of Shares. Without limiting the foregoing, each Seller has carefully considered the potential risks relating to the Buyer and the acquisition of Shares, and fully understands that Shares are a speculative investment that involve a high degree of risk of loss. Among other things, each Seller has carefully considered each of the risks described under the heading “Risk Factors” in the Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the U.S. Securities and Exchange Commission (SEC) on March 31, 2017, as may have been updated on the Buyer’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the SEC on May 15, 2017.

Execution Version (2)

e.

No Governmental Review. Each Seller understands that no United States federal or state governmental authority has passed on or made any recommendation or endorsement of any of the Shares to be issued to such Seller, or the fairness or suitability of the investment in any of the Shares to be issued to such Seller, nor have any such governmental authorities passed upon or endorsed the merits of the offering of any of the Shares to be issued to such Seller.

f.

General Solicitation. Neither Seller is acquiring any Shares as a result of any advertisement, article, notice or other communication regarding Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Execution Version (2)

SCHEDULE 3: APAD DOCUMENT TRANSFER LIST

1. General Information

TableOfContents.doc

1. APAD-APAD-GI-01EN12-0.pdf

2. APAD_Paalklem_Change.pdf

3. APAD_software_changes_1_5.pdf

4. APAD_software_changes_1_6.pdf

5. APAD-APAD-MEM-62NL1-0 Signed.pdf

6. APAD-APAD-MEM-63NL0-4.pdf

7. APAD-APAD-DCH-02EN0-2.pdf

8. APAD AR05Mi-01.msg

8. LabelRibbon-Change_Notification.pdf

9. Memo_Gap_APAD-v2.pdf

10. New address Biosensors.txt

2. Device Description

TableOfContents.doc

1. APAD-APAD-DIF-01EN7-0.pdf

2. APAD-APAD-PRS-01NL2-4.pdf

3. APAD-APAD-DESC-01NL2-0.pdf

4. APAD-APAD-SCH-01UK5-0.pdf

4. APAD-APAD-SCH-01UK5-0.UTSCH

5. APAD-APAD-LAY-01UK5-0.ddf

5. APAD-APAD-LAY-01UK5-0.pdf

5. APAD-APAD-LAY-01UK5-0.zip (Includes all files within)

6. APAD-APAD-BOM_WithSupplierInfo.pdf

6. APAD-APAD-BOM-01UK12-0.pdf

7. APAD-APAD-DOC-01UK5-0.pdf

8. APAD-APAD-PIC-01NL1-0.pdf

9. GP150AAM KPD MF5A 333J420F.pdf

9. GP150AAM PPD8070R1.pdf

9. GP150AAM.pdf

9. GP150AAM-R2.pdf

10. MENB1020_DS.pdf

11. APAD-APAD-Octrooi.pdf

12. BTR-36 CertificateOfOrigin.pdf

12. BTR-36 Detail drawing.pdf

12. BTR-36 Materiallist.pdf

12. BTR36_Approval.pdf

12. EC Cert Reg#44 232 07 349129-001 (expiry 2013-12-17).pdf

12. RationaleBioSensor.pdf

13. Apad Folder low resolution.pdf

14. APAD-APAD-Software Rationale.pdf

15. APAD-APAD-MEM-41NL1-0.pdf

Execution Version (2)

16. Critical components.pdf

17. 3002225_03 Bom.pdf

18. BIO-PSENS-prS-01EN4-0.PDF

19. ML2032 T25 RoHS vrijstelling.pdf

20. Source files of Custom made Parts.zip (Includes all files within)

3. Essential Requirements Checklist

TableOfContents.doc

1. APAD-APAD-DoC-01UK5-0.pdf

2. APAD-APAD-ERQ-01UK5-0.pdf

3. APAD-APAD-MEM-35EN1-0.pdf

4. APAD-APAD-TF-01UK2-0.pdf

5. BTR-36 Declaration of Conformity.pdf

6. BTR-36 Declaration on biocompatibility.pdf

7. 120112 Declaration on compliance with EN ISO 11135-1(signed).pdf

8. DOC - Biotrans 120608 (APAD-Poland).pdf

9. 2078519 EN ISO 13485.pdf

10. EN ISO 13485_Cert# Q1N 11 09 77111 002 (expiry 2015-04-04).pdf

11. RoHS Declaration of Conformity - APAD.pdf

4. Risk Analysis

TableOfContents.doc

1. APAD-APAD-DRA-01EN6-0.pdf

5. Design verification and validation

TableOfContents.doc

1. 2111639.0501Rv2_25maart2008.pdf

2. 2111639_0551Cv2_25mar08.pdf

3. TRF 211639_51-QUA-PEP _2_.pdf

4. TRF 2111639_50_QUA_PEP.pdf

5. NL-14439.pdf

6. APAD-APAD-DVR-04NL2-1.pdf

6. APAD-APAD-RPT-03EN1-0.pdf

7. APAD-APAD-TF-02UK1-0.pdf

8. Clinical Report APAD-Rev4.pdf

9. Anaesthesia 08 2002 kl.pdf

10. Anesthesia & Analgesia 04 2003 kl.pdf

11. Eur Journal of Anaesthesiology 09 2004 kl.pdf

12. APAD-APAD-DVL-04NL0-1.pdf

12. APAD-APAD-DVR-01NL3-1.pdf

12. APAD-APAD-PVL-03NL4-0.pdf

13. 2171088.0551C.pdf

14. 2171088.0501R.pdf

15. APAD-APAD-MEM-03NL1-0.pdf

Execution Version (2)

6. Manufacturing methods

TableOfContents.doc

1. APAD-APAD-PRA-01UK1-0.pdf

2. APAD-APAD-REP-01UK1-1.PDF

3. Unitron-BTR-36 Process Flow.pdf

4. 3001801_12 Job.pdf

5. 3002225_03 Job.pdf

6.1 Software

1. Romboot1.1_02-11-2010_S29GL064.bin

2. BootFirm0108.bin

APAD source rev. 01.08.zip (Includes all files within)

APAD_testsoftware_91.08.bin

7. Labelling

TableOfContents.doc

1. APAD-APAD-LBL-01UK2-0.pdf

2. APAD-APAD-LBL-01EN0-1.bmp

3. APAD-APAD-LBL-04UK2-0.pdf

4. APAD-APAD-MAN-03NL7-4.pdf

5. APAD-APAD-MAN-04EN3-4.pdf

6. 4004729.pdf

7. Apad label change_20131223.pdf

7. LabelRibbon-Change_Notification.pdf

8. Regulatory

1. Primary Safety Certifications for IEC 60601-1 3rd edition, including laboratory reports

Start document: 2115189TE01.pdf states that APAD is certified conform Annex III. This document refers to a Certification Notice, nr 2115189CN (file 2115189CN03.pdf.) This file describes the certification holder, is linked to the Declaration of Conformity (H3) and contains a link to the Technical file review by Dekra, 2115189 - TDR01-R1 (H7). File 2115189-TDR01-R1 describes the Technical File review. This document is linked to the contents and documents of the Technical File.

2. Evidence of Alarm testing per IEC 60601-1-8
IEC 60601-1-8 does not apply, a clause from this standard is included in the 60601-1 test. See enclosed document 4.TRF 2111639_50_QUA_PEP, page 11.

3. Evidence that software was developed and maintained per IEC 62304

APAD proved compliance to Essential Requirement 12.1A using EN60601-1:2006 + A1:2013 + C1:2014 as can be seen from the Essential Requirements checklist (TF/Essential Requirements/2.APAD-APAD-ERQ-01UK5-0 (12.1A)).

4. Biotrans kit-List of Biocomp Test _Nov 2010
Biotrans List of Bench Tests_21Apr2017

5. CE Certificaat

6. List of Bench Tests – Biotrans 110831
Biotrans List of Biocomp Tests

7. List of standards – Biotrans 111010

Biotrans ST-0045_rev03

Execution Version (2)

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first set forth above.

Milestone Scientific, Inc. By: ____________________________ Name: Title:
Signed by Timotheus Joan Marie Lechner, director, for and on behalf of APAD Octrooi B.V.	____________________________ Director
Signed by Floris de Raadt, director, for and on behalf of APAD Octrooi B.V.	____________________________ Director
Signed by Maarten Gerardus Franciscus van Wijk, director, for and on behalf of APAD Octrooi B.V.	____________________________ Director

Signed by Timotheus Joan Marie Lechner, director, for and on behalf of APAD B.V.	____________________________ Director
Signed by Floris de Raadt, director, for and on behalf of APAD B.V.	____________________________ Director
Signed by Augustijn Pieter van Liere, director, for and on behalf of APAD B.V.	____________________________ Director